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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197485

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2016

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 17, 2014

BROOKFIELD RENEWABLE PARTNERS L.P.

C$

LIMITED PARTNERSHIP UNITS

         Brookfield Renewable Partners L.P. (the "Partnership", and collectively with its subsidiary entities and operating entities "Brookfield Renewable") is offering (the "Offering")                         limited partnership units (the "LP Units") at a price of C$                        per LP Unit (the "Offering Price") under this prospectus supplement (this "Prospectus Supplement"). The net proceeds of the Offering will be used to repay outstanding indebtedness and for general corporate purposes. See "Use of Proceeds". The holders of LP Units (the "Unitholders") will be entitled to receive distributions, as and when declared by the board of directors of Brookfield Renewable Partners Limited (the "Managing General Partner"), the general partner of the Partnership, payable quarterly on the last day of December, March, June and September of each year, to Unitholders of record on the last business day of November, February, May and August, respectively.

         Concurrent with the closing of the Offering, Brookfield Asset Management Inc. and its affiliates (other than Brookfield Renewable, collectively "Brookfield") will purchase, pursuant to an exemption from the Canadian and U.S. prospectus and registration requirements,                          LP Units at a price per LP Unit representing the Offering Price per LP Unit net of the underwriters' fee per LP Unit payable by the Partnership pursuant to the Offering (the "Concurrent Private Placement"). See "Concurrent Private Placement".

         The LP Units trade on the Toronto Stock Exchange (the "TSX") under the symbol "BEP.UN" and on the New York Stock Exchange ("NYSE") under the symbol "BEP". On June 3, 2016, before the public announcement of the Offering, the closing price of the LP Units on the TSX and NYSE was C$38.16 and $29.50 per LP Unit, respectively.

         Investing in our LP Units involves risks that are described in the "Risk Factors" section on page S-8 of this Prospectus Supplement, on page 5 of the accompanying prospectus of our Partnership dated July 17, 2014 (the "Prospectus"), the risk factors included in our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2015, dated February 26, 2016 (our "Annual Report"), and in other documents we incorporate in this Prospectus Supplement by reference.

         Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriters' Fee(1)	Net Proceeds to our Partnership(2)
Per LP Unit	C$	C$	C$
Total(3)	C$	C$	C$

(1)
The Underwriters' fee is equal to            % of the gross proceeds of the Offering. See "Underwriting".

(2)
Before deduction of our Partnership's expenses of this issue, estimated at C$1.3 million, which, together with the Underwriters' fee, will be paid from the proceeds of the Offering.

(3)
Our Partnership has granted to the Underwriters the right (the "Over-Allotment Option"), exercisable until the date which is 30 days following closing of the Offering, to purchase from us on the same terms up to                        LP Units, being a number equal to 15% of the under of LP Units sold in the Offering. If the Over-Allotment Option is exercised in full, the total price to the public will be C$                        , the Underwriters' fee will be C$                        and the net proceeds to our Partnership will be C$                        .If the Underwriters exercise the Over-Allotment option, in full or in part, Brookfield will have the option to purchase additional LP Units in proportion to the extent that the Over-Allotment Option is exercised, up to a maximum of            additional LP Units (the "Brookfield Option"). This Prospectus Supplement also qualifies the grant of the Over-Allotment Option and the distribution of the LP Units issuable upon exercise of the Over-Allotment Option. A purchaser who acquires LP Units forming part of the Underwriters' over-allotment position acquires those LP Units under this Prospectus Supplement, regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

         The Underwriters (as defined below) expect to deliver the LP Units on or about June                        , 2016 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Scotiabank	Barclays	HSBC	TD Securities

         The date of this Prospectus Supplement is June             , 2016

PROSPECTUS SUPPLEMENT

PROSPECTUS

        You should only rely on the information contained or incorporated by reference in this Prospectus Supplement, the Prospectus or any "free writing prospectus" we may authorize to be delivered to you. Neither we nor the Underwriters have authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this Prospectus Supplement, the Prospectus or any "free writing prospectus" we may authorize to be delivered to you, as well as the information we previously filed with the SEC, that is incorporated by reference in this Prospectus Supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

        We are offering to sell the LP Units and are seeking offers to buy the LP Units, only in jurisdictions where such offers and sales are permitted. The distribution of this Prospectus Supplement and the Prospectus and the offering of the LP Units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this Prospectus Supplement or the Prospectus must inform themselves about and observe any restrictions relating to the Offering and the distribution of this Prospectus Supplement and the Prospectus outside the United States. This Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are formed under the laws of Bermuda, some of the officers and directors of Brookfield Renewable Partners Limited, our Managing General Partner, and some of the experts named in this Prospectus Supplement are residents of Canada or another non-U.S. jurisdiction and a portion of our assets and the assets of those officers, directors and experts are located outside the United States.

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this Prospectus Supplement, which describes the terms of this Offering and adds to and updates information contained in the accompanying Prospectus and the documents incorporated by reference. The second part, the accompanying Prospectus, gives more general information about the Partnership and the LP Units and certain other securities that the Partnership and other issuers may offer from time to time, some of which may not apply to this Offering.

        Capitalized terms which are used but not otherwise defined in this Prospectus Supplement shall have the meaning ascribed thereto in the Prospectus. All references in this Prospectus Supplement to "Canada" mean Canada, its provinces, its territories, its possessions and all areas subject to its jurisdiction.

        Unless the context requires otherwise, the terms "we," "us" or "our" in this Prospectus Supplement mean Brookfield Renewable and references to "Brookfield" mean Brookfield Asset Management Inc. and its affiliates (other than Brookfield Renewable). All references to "$" or "US$" are to U.S. dollars and all references to "C$" are to Canadian dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This Prospectus Supplement, the Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the Prospectus contain "forward-looking statements" and "forward looking information" within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Forward-looking statements in this Prospectus Supplement, the Prospectus and the documents incorporated by reference in this Prospectus Supplement include statements regarding the quality of Brookfield Renewable's assets and the resiliency of the cash flow they will generate, the Partnership's anticipated financial performance, future commissioning of assets, contracted portfolio, technology diversification, acquisition opportunities, expected completion of acquisitions, future energy prices and demand for electricity, economic recovery, achieving long-term average generation, project development and capital expenditure costs, diversification of shareholder base, energy policies, economic growth, growth potential of the renewable asset class, the future growth prospects and distribution profile of the Partnership and the Partnership's access to capital. In some cases, forward-looking statements can be identified by the use of words such as "plans", "expects", "scheduled", "estimates", "intends", "anticipates", "believes", "potentially", "tends", "continue", "attempts", "likely", "primarily", "approximately", "endeavors", "pursues", "strives", "seeks" or variations of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information in this Prospectus Supplement, the Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the Prospectus are based upon reasonable assumptions and expectations, we cannot assure you that such expectations will prove to have been correct. You should not place undue reliance on forward-looking statements and information as such statements and information involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

        Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to the following:

  •
  we are not subject to the same disclosure requirements as a U.S. domestic issuer;

  •
  the separation of economic interest from control of the Partnership or the incurrence of debt at multiple levels within our organizational structure;

  •
  being deemed an "investment company" under the U.S. Investment Company Act of 1940;

  •
  the effectiveness of our internal controls over financial reporting;

  •
  changes to hydrology at our hydroelectric stations, to wind conditions at our wind energy facilities or to crop supply or weather generally at any biomass cogeneration facility;

  •
  counterparties to our contracts not fulfilling their obligations;

  •
  increases in water rental costs (or similar fees) or changes to the regulation of water supply;

  •
  volatility in supply and demand in the energy market;

  •
  the increasing amount of uncontracted generation in our portfolio;

  •
  industry risks relating to the power markets in which we operate;

  •
  increased regulation of our operations;

  •
  contracts, concessions and licenses expiring and not being renewed or replaced on similar terms;

  •
  increases in the cost of operating our plants;

  •
  our failure to comply with conditions in, or our inability to maintain, governmental permits;

  •
  equipment failures;

  •
  dam failures and the costs of repairing such failures;

  •
  force majeure events;

  •
  uninsurable losses;

  •
  adverse changes in currency exchange rates;

  •
  availability and access to interconnection facilities and transmission systems;

  •
  health, safety, security and environmental risks;

  •
  disputes, governmental and regulatory investigations and litigation;

  •
  our operations being affected by local communities;

  •
  fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems;

  •
  our reliance on computerized business systems;

  •
  advances in technology that impair or eliminate the competitive advantage of our projects;

  •
  newly developed technologies in which we invest not performing as anticipated;

  •
  labor disruptions and economically unfavorable collective bargaining agreements;

  •
  our inability to finance our operations due to the status of the capital markets;

  •
  our inability to effectively manage our foreign currency exposure;

  •
  operating and financial restrictions imposed on us by our loan, debt and security agreements;

  •
  changes in our credit ratings;

  •
  changes to government regulations that provide incentives for renewable energy;

  •
  our inability to identify sufficient investment opportunities and complete transactions;

  •
  the growth of our portfolio and our inability to realize the expected benefits of our transactions;

  •
  our inability to develop existing sites or find new sites suitable for the development of greenfield projects;

  •
  delays, cost overruns and other problems associated with the construction, development and operation of our generating facilities;

  •
  the arrangements we enter into with communities and joint venture partners;

  •
  Brookfield's election not to source acquisition opportunities for us and our lack of access to all renewable power acquisitions that Brookfield identifies;

  •
  we do not have control over all our operations, such as those conducted through joint ventures, partnerships and consortium agreements;

  •
  our ability to issue equity or debt for future acquisitions and developments is dependent on capital markets;

  •
  foreign laws or regulation to which we become subject as a result of future acquisitions in new markets;

  •
  the departure of some or all of Brookfield's key professionals;

  •
  our dependence on Brookfield and Brookfield's significant influence over us;

  •
  changes in how Brookfield elects to hold its ownership interests in Brookfield Renewable; and

  •
  other factors described in this Prospectus Supplement and the Prospectus, including those set forth under "Risk Factors".

        We caution that the foregoing list of important factors that may affect future results is not exhaustive. The forward-looking statements represent our views as of the date of this Prospectus Supplement and the documents incorporated by reference herein and should not be relied upon as representing our views as of any date subsequent to such dates. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update the forward-looking statements, other than as required by applicable law. For further information on these known and unknown risks, please see "Risk Factors" in this Prospectus Supplement and the Prospectus and "Risk Factors" in the Partnership's annual report on Form 20-F for the fiscal year ended December 31, 2015 dated February 26, 2016 (the "Annual Report").

        The risk factors included in this Prospectus Supplement and in the documents incorporated by reference could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this Prospectus Supplement and the documents incorporated by reference in this Prospectus Supplement and in the Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and periodic reporting requirements of the Exchange Act applicable to "foreign private issuers" (as such term is defined in Rule 405 under the Securities Act) and will fulfill the obligations with respect to those requirements by filing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. Periodic reports and other information filed with the SEC may be inspected and copied at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at www.brookfieldrenewable.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of the Partnership's service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.

        As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short- swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of LP Units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

        This Prospectus Supplement is deemed to be incorporated by reference into the accompanying Prospectus solely for the purpose of the Offering. Other documents are also incorporated, or are deemed to be incorporated, by reference into the Prospectus and reference should be made to the Prospectus for full particulars thereof. The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus Supplement:

  (a)
  our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, dated February 26, 2016; and

  (b)
  our reports on Form 6-K, dated April 11, 2016, April 26, 2016 and June 6, 2016, and our interim report on Form 6-K, dated May 4, 2016.

        In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this Prospectus Supplement and the Prospectus form a part, in each case subsequent to the date of this Prospectus Supplement and prior to the termination of the Offering, shall be deemed to be incorporated by reference into this Prospectus Supplement as of the date of the filing of such documents. We shall undertake to provide without charge to each person to whom a copy of this Prospectus Supplement has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this Prospectus Supplement by reference, including exhibits to such documents. Requests for such copies should be directed to:

  Brookfield Renewable Partners L.P.
  Corporate Secretary
  73 Front Street, 5th Floor
  Hamilton HM 12
  Bermuda

        Any statement contained in this Prospectus Supplement, the Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement or the Prospectus shall be deemed to be modified or superseded, for the purposes of this Prospectus Supplement, to the extent that a statement contained in this Prospectus Supplement, or in the Prospectus or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in the Prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

 THE PARTNERSHIP

        The Partnership is a Bermuda exempted limited partnership that was established on June 27, 2011 under the provisions of the Exempted Partnerships Act 1992 of Bermuda and the Limited Partnership Act 1883 of Bermuda. On May 3, 2016, the Partnership changed its name from "Brookfield Renewable Energy Partners L.P." to "Brookfield Renewable Partners L.P.". The Partnership's head and registered office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and the telephone number is +1.441.294.1443.

        The Partnership owns one of the world's largest, publicly-traded, pure-play renewable power portfolios with 10,663 MW of installed capacity. The portfolio includes 217 hydroelectric generating stations on 82 river systems and 37 wind facilities. Our portfolio is spread across 15 power markets in North America, Latin America and Europe.

        For further information on the Partnership, see "The Partnership" in the Prospectus.

RECENT DEVELOPMENTS

        On April 1, 2016, Brookfield Renewable closed its acquisition of the 252 megawatt Holtwood station on the Susquehanna River and the 44 megawatt Wallenpaupack station on Lake Wallenpaupack in the Pocono Mountains (the "Holtwood Acquisition").

        On May 13, 2016, the consortium comprising the Partnership and its institutional partners closed its first mandatory tender offer for the remaining publicly-held shares of Isagen (the "First Isagen MTO"). A total of 708,817,674 shares were tendered to the consortium at a purchase price of COP 4,130 per share for total consideration of COP 2,927 billion (approximately $976 million). The consortium now owns approximately 83% of Isagen. The second mandatory tender offer is expected to be commenced in July 2016. Following the conclusion of the two tender offers, Brookfield Renewable is expected to have invested an aggregate of approximately $625 million in respect of the acquisition of Isagen shares, equivalent to an approximate 25% ownership.

        On May 25, 2016, the Partnership announced that it had completed its previously announced offering of Class A Preferred Limited Partnership Units, Series 9 (the "Series 9 Preferred Units") in the amount of C$200,000,000 (the "Preferred Unit Offering"). The Partnership issued 8,000,000 Series 9 Preferred Units at a price of C$25.00 per Series 9 Preferred Unit. Holders of the Series 9 Preferred Units are entitled to receive a cumulative quarterly fixed distribution yielding 5.75% for the initial period ending July 31, 2021. Thereafter, the distribution rate will be reset every five years at a rate equal to the greater of: (i) the 5-year Government of Canada bond yield plus 5.01%, and (ii) 5.75%. The Series 9 Preferred Units commenced trading on the TSX on May 25, 2016 under the ticker symbol "BEP.PR.I".

 THE OFFERING

Issuer	Brookfield Renewable Partners L.P.
LP Units offered by us	LP Units
LP Units if the Underwriters exercise in full their option to purchase up to an additional LP Units to cover any over-allotments.
Total LP Units outstanding after the Offering	LP Units, assuming no exercise of the Over-Allotment Option; or
LP Units, assuming full exercise of the Over-Allotment Option.
Use of proceeds	We will use the proceeds of the Offering as well as the proceeds of the Concurrent Private Placement to repay outstanding indebtedness and for general corporate purposes. See "Use of Proceeds".
Risk factors

Investing in the LP Units involves risks. See "Risk Factors" on page S-8 of this Prospectus Supplement, on page 5 of the Prospectus, the risk factors included in our Annual Report and in other documents we incorporate in this Prospectus Supplement by reference.

TSX symbol	"BEP.UN"
NYSE symbol	"BEP"
Conflicts of interest

Because at least five percent of the net proceeds of the Offering, not including underwriting compensation, may be used to reduce the outstanding balance of the Credit Facilities (as defined below) extended by Scotia Capital Inc. and TD Securities Inc. or their respective affiliates, such Underwriters are deemed to have a "conflict of interest" under Rule 5121 ("Rule 5121") of the Financial Industry Regulatory Authority, Inc. Accordingly, the Offering will be made in compliance with the applicable provisions of Rule 5121. Under Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with the Offering, because the Offering is of a class of securities having a bona fide public market, as defined in Rule 5121. Scotia Capital Inc. and TD Securities Inc. will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

RISK FACTORS

        An investment in the LP Units involves a high degree of risk. Before making an investment decision, investors should carefully consider the risks described under the headings "Risk Factors — Risks Relating to our Business" and "Risk Factors — Risks Relating to the LP Units" in the Prospectus and under the heading "Risk Factors" on pages 20-47 of the Annual Report, and in other documents incorporated by reference in this Prospectus Supplement, as updated by the Partnership's subsequent filings with the securities regulatory authorities in Canada, which are incorporated in this Prospectus Supplement by reference. Any of these risks could materially and adversely affect the Partnership's business, properties, operations, results, financial condition, prospects or assets, which could in turn materially adversely affect the value of the LP Units. Additional risks and uncertainties not currently known to the Partnership, or that are currently considered immaterial, may also materially and adversely affect the business, properties, operations, results, financial condition, prospects or assets of the Partnership. For more information, see "Documents Incorporated By Reference".

 CONSOLIDATED CAPITALIZATION

        The following table sets forth the consolidated capitalization of the Partnership as at (i) March 31, 2016, (ii) March 31, 2016 as adjusted to give effect to (a) indebtedness incurred subsequent to March 31, 2016, including in connection with closing of the Holtwood Acquisition and the First Isagen MTO, (b) the Preferred Unit Offering, and (c) the application of the net proceeds from the Preferred Unit Offering to repay amounts outstanding under our credit facilities and (iii) March 31, 2016 as adjusted to give effect to (a) indebtedness incurred subsequent to March 31, 2016, including in connection with closing of the Holtwood Acquisition and the First Isagen MTO, (b) the Preferred Unit Offering, (c) the Offering (assuming no exercise of the Over-Allotment Option), (d) the Concurrent Private Placement (assuming no exercise of the Brookfield Option) and (e) the application of the net proceeds from the Preferred Unit Offering, the Offering and the Concurrent Private Placement to repay amounts outstanding under our credit facilities. The table below should be read together with the detailed information and financial statements incorporated by reference in the Prospectus and this Prospectus Supplement, including the unaudited interim consolidated financial statements of the Partnership and the notes thereto incorporated by reference in this Prospectus Supplement and the associated management's discussion and analysis of financial results incorporated by reference in this Prospectus Supplement.

	As at March 31, 2016	As at March 31, 2016 As adjusted to give effect to the indebtedness incurred subsequent to March 31, 2016 and the Preferred Unit Offering(1)(2)	As at March 31, 2016 As adjusted to give effect to the indebtedness incurred subsequent to March 31, 2016, the Preferred Unit Offering, the Offering and the Concurrent Private Placement(1)(3)
	($ Millions)
Credit facilities	894	1,075
Corporate borrowings(4)	1,456	1,456	1,456
Subsidiary borrowings(5)	7,664	7,664	7,664
Deferred income tax liabilities, net of deferred income tax assets	3,762	3,762	3,762
Non-controlling interests
Preferred equity	595	595	595
Participating non-controlling interests — in operating subsidiaries	5,796	6,260	6,260
General partnership interests in a holding subsidiary held by Brookfield	54	54	54
Participating non-controlling interests — in a holding subsidiary — Redeemable/Exchangeable units held by Brookfield	2,653	2,653	2,653
Preferred limited partnership units	177	325	325
Limited partners' equity	2,932	2,932

Total capitalization	25,983	26,776

(1)
Balance is net of approximately $303 million of committed equity capital expected to be received from Brookfield's approximately $13 billion infrastructure fund.

(2)
After giving effect to the Preferred Unit Offering and the application of the net proceeds therefrom to repay amounts outstanding under our credit facilities. The net proceeds of the Preferred Unit Offering were converted by the Partnership into U.S. dollars at an exchange rate of C$1.00 = US$0.76.

(3)
After giving effect to the Preferred Unit Offering, the Offering and the Concurrent Private Placement and the intended application of the net proceeds therefrom to repay amounts outstanding under our credit facilities. The net proceeds of the Preferred Unit Offering were converted by the Partnership into U.S. dollars at an exchange rate of C$1.00 = US$0.76. All other Canadian dollar adjustments have been converted into U.S. dollars at an exchange rate of C$1.00 = US$0.77.

(4)
Issued by a subsidiary of the Partnership and guaranteed by the Partnership. The amounts are unsecured.

(5)
Issued by subsidiaries of the Partnership and secured against their respective assets. The amounts are not guaranteed.

 DESCRIPTION OF PARTNERSHIP CAPITAL

        As of the date hereof, there were 143,244,717 LP Units outstanding (or 272,903,340 LP Units assuming the exchange of all of the redeemable/exchangeable partnership units of Brookfield Renewable Energy L.P. ("BRELP") held by Brookfield (the "RPUs")), 2,885,496 Class A Preferred Limited Partnership Units, Series 5 outstanding, 7,000,000 Class A Preferred Limited Partnership Units, Series 7 outstanding and 8,000,000 Series 9 Preferred Units outstanding. The RPUs are subject to a redemption exchange mechanism pursuant to which LP Units may be issued in exchange for RPUs on a one for one basis. After giving effect to this Offering and the Concurrent Private Placement, there will be                          LP Units outstanding (LP Units assuming the exchange of all of the RPUs). After giving effect to the exercise of the Over-Allotment Option and the Brookfield Option in full, there will be                          LP Units outstanding (                         LP Units assuming the exchange of all of the RPUs). Brookfield currently owns approximately 62% of the Partnership on a fully exchanged basis and the remaining approximate 38% is held by public investors. After giving effect to this Offering and the Concurrent Private Placement, Brookfield will own approximately             % of the Partnership on a fully-exchanged basis (            % if the Over-Allotment Option and Brookfield Option are exercised in full). See "Description of the LP Units" in the accompanying Prospectus for further information regarding the principal rights, privileges, restrictions and conditions attaching to the LP Units.

CONCURRENT PRIVATE PLACEMENT

        Prior to the completion of this Offering and the Concurrent Private Placement, Brookfield owns an approximate 62% interest in Brookfield Renewable, on a fully exchanged basis, including its general partner interests in the Partnership and BRELP.

        On or prior to the closing of this Offering, the Partnership will enter into a subscription agreement with Brookfield setting forth the terms and conditions of the Concurrent Private Placement pursuant to which Brookfield will purchase                         LP Units at a price per LP Unit representing the Offering Price per LP Unit net of the Underwriters' fee per LP Unit. The Underwriters will not receive any fees or commission on the LP Units purchased by Brookfield pursuant to the Concurrent Private Placement. If the Underwriters exercise the Over-Allotment Option, in full or in part, Brookfield will have the option to purchase additional LP Units in proportion to the extent that the Over-Allotment Option is exercised, up to a maximum of                         additional LP Units.

        After giving effect to this Offering and the Concurrent Private Placement, Brookfield will own                        LP Units (                         LP Units if the Over-Allotment Option and Brookfield Option are exercised in full) on a fully exchanged basis, which will represent an approximate            % interest in Brookfield Renewable on a fully exchanged basis            % if the Over-Allotment Option and Brookfield Option are exercised in full).

        This Prospectus Supplement does not qualify the distribution of or register the LP Units to be issued pursuant to the Concurrent Private Placement. The LP Units to be issued pursuant to the Concurrent Private Placement will be subject to a statutory hold period. The Concurrent Private Placement is subject to a number of conditions, including completion of definitive documentation and the concurrent closing of this Offering. Closing of this Offering is also conditional upon the completion of the Concurrent Private Placement. The Concurrent Private Placement provides for the issuance of LP Units representing less than 10% of the outstanding LP Units, on a fully exchanged basis, and therefore does not require disinterested Unitholder approval.

 PRICE RANGE AND TRADING VOLUME OF THE LP UNITS

        The LP Units are listed and posted for trading on the TSX under the symbol "BEP.UN". The following table sets forth the price ranges and trading volumes of the LP Units as reported by the TSX for the periods indicated.

	High	Low	Volume
	(C$)	(C$)
2015
June	38.39	34.05	3,695,207
July	37.92	33.73	4,387,606
August	38.95	34.92	3,916,885
September	37.59	35.04	3,310,131
October	37.63	34.46	4,076,558
November	35.12	32.55	3,975,373
December	37.00	31.00	3,761,402
2016
January	37.47	29.69	6,083,852
February	37.75	33.76	3,506,601
March	39.64	35.97	3,008,980
April	39.39	36.25	2,389,219
May	38.98	36.10	2,547,640
June 1-3	38.57	37.90	408,151

        The LP Units are listed and posted for trading on the NYSE under the symbol "BEP". The following table sets forth the price ranges and trading volumes of the LP Units as reported by the NYSE for the periods indicated, in U.S. dollars.

	High	Low	Volume
	($)	($)
2015
June	30.96	27.26	995,844
July	30.29	26.50	1,404,672
August	29.89	26.11	1,256,059
September	28.40	26.36	1,136,289
October	28.75	26.25	740,341
November	26.84	24.38	1,274,073
December	26.91	22.54	1,556,987
2016
January	26.71	20.36	1,079,211
February	27.71	24.08	981,152
March	30.20	26.62	827,539
April	30.28	28.75	710,240
May	30.44	28.57	618,118
June 1-3	29.79	28.91	124,773

 UNDERWRITING

        Scotia Capital Inc., Barclays Capital Canada Inc., HSBC Securities (Canada) Inc. and TD Securities Inc. are acting as the representatives of the Underwriters and the joint book-running managers of this offering. Under the terms of an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the respective number of LP Units shown opposite its name below:

Underwriters	Number of LP Units
Scotia Capital Inc.
Barclays Capital Canada Inc.
HSBC Securities (Canada) Inc.
TD Securities Inc.
CIBC World Markets Inc.
Citigroup Global Markets Canada Inc.
Deutsche Bank Securities Inc.
Merrill Lynch Canada Inc.
RBC Dominion Securities Inc.
BMO Nesbitt Burns Inc.
J.P. Morgan Securities Canada Inc.
National Bank Financial Inc.
Desjardins Securities Inc.
FirstEnergy Capital Corp.
Industrial Alliance Securities Inc.
Manulife Securities Incorporated
Raymond James Ltd.

Total

        This Offering is being made concurrently in all provinces and territories of Canada and in the United States. Except as described below, each of the Underwriters will offer the LP Units sold in this Offering for sale in Canada and the United States either directly or through their respective broker-dealer affiliates or agents registered in each jurisdiction. Deutsche Bank Securities Inc. is not registered to sell securities in any Canadian jurisdiction and, accordingly, will only sell LP Units outside Canada. Subject to applicable law and the terms of the Underwriting Agreement, the Underwriters may offer the LP Units offered under this Prospectus Supplement outside of Canada and the United States.

        The Underwriters propose to offer the LP Units offered under this Prospectus Supplement initially at the Offering Price. The Offering Price was determined based upon arm's length negotiations between us and the Underwriters. After a reasonable effort has been made to sell all of such LP Units at the Offering Price, the Underwriters may subsequently reduce and thereafter change, from time to time, the price at which the LP Units offered under this Prospectus Supplement are offered, provided that such LP Units are not at any time offered at a price greater than the Offering Price. The compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the LP Units offered under this Prospectus Supplement is less than the gross proceeds paid by the Underwriters to the Partnership.

        Concurrent with the closing of the Brookfield will purchase, pursuant to an exemption from the Canadian and U.S. prospectus and registration requirements, LP Units in the Concurrent Private Placement. See "Concurrent Private Placement".

        The underwriting agreement provides that the Underwriters' obligation to purchase LP Units depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the obligation to purchase all of our LP Units offered hereby (other than those LP Units covered by the Over-Allotment Option as described below), if any of our LP Units are purchased;

  •
  the representations and warranties made by us to the Underwriters are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we deliver customary closing documents to the Underwriters.

Fees and Expenses

        The Underwriters will receive a fee of $                         ($                        per LP Unit or            % of the gross proceeds) for the services performed in connection with this offering (assuming no exercise of the Over-Allotment Option). In respect of the Over-Allotment Option, we will pay to the Underwriters a fee equal to             % of the gross proceeds realized on the exercise of the Over-Allotment Option, being $                        per LP Unit.

        The expenses of this offering that are payable by us are estimated to be C$1.3 million (excluding underwriting discounts and commissions).

Option to Purchase Additional LP Units

        We have granted the Underwriters the Over-Allotment Option, which is exercisable for 30 days after the closing date to purchase, from time to time, in whole or in part, up to an aggregate of            LP Units on the same terms and conditions, provided that the purchase price the Underwriters pay for any LP Units issued pursuant to the Over-Allotment Option will be less an amount per LP Unit equal to any dividend or distribution we declare that is payable on our LP Units but not payable on LP Units issued pursuant to the Over-Allotment Option. To the extent that this option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional LP Units based on such Underwriter's underwriting commitment in this offering as indicated in the table at the beginning of this "Underwriting" section.

Lock-Up Agreements

        None of the Partnership, Brookfield Renewable Power Inc., Brookfield or any of the Partnership's subsidiaries will, nor will any of them announce any intention to, directly or indirectly, for a period commencing on the date hereof and ending 60 days after the closing date, without the prior written consent of the representatives, which consent shall not be unreasonably withheld, conditioned or delayed, (i) offer or sell, or enter into an agreement to offer or sell any LP Units or other securities of the Partnership, or securities convertible into, exchangeable for, or otherwise exercisable into, any LP Units or other securities of the Partnership, other than (a) for purposes of directors', officers' or employee incentive plans; (b) pursuant to the Partnership's distribution reinvestment plan; (c) to satisfy any other currently outstanding instruments or other contractual commitments in relation to any transaction that has been disclosed in writing to the Underwriters; (d) LP Units issued in connection with an arm's-length acquisition, merger, consolidation or amalgamation with any company or companies, as long as the party receiving such LP Units agrees to be similarly restricted; (e) the issuance of Units pursuant to the redemption of outstanding RPUs; (f) debt securities, preferred limited partnership units or preferred shares not convertible into LP Units; or (g) the issuance of LP Units to BAM or its affiliate in connection with the concurrent private placement or Brookfield Option, (ii) file or cause to be filed, or make any demand for or exercise any right to file or cause to be filed, any registration statement with respect to the registration of any LP Units or securities convertible, exchangeable or exercisable into LP Units or other securities of the Partnership (other than in connection with (i)(d) or (i)(f) above), or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of LP Units.

        Scotia Capital Inc., Barclays Capital Canada Inc., HSBC Securities (Canada) Inc. and TD Securities Inc., in their sole discretion, may release the LP Units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release our LP Units and other securities from lock-up agreements, Scotia Capital Inc., Barclays Capital Canada Inc., HSBC Securities (Canada) Inc. and TD Securities Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of LP Units and other securities for which the release is being requested and market conditions at the time.

Indemnification

        We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our LP Units, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the Underwriters of LP Units in excess of the number of LP Units the Underwriters are obligated to purchase in this offering, which creates the syndicate short position.

  •
  This short position may be either a covered short position or a naked short position. In a covered short position, the number of LP Units involved in the sales made by the Underwriters in excess of the number of LP Units they are obligated to purchase is not greater than the number of LP Units that they may purchase by exercising their option to purchase additional LP Units. In a naked short position, the number of LP Units involved is greater than the number of LP Units in their option to purchase additional LP Units. The Underwriters may close out any short position by either exercising their option to purchase additional LP Units and/or purchasing LP Units in the open market. In determining the source of LP Units to close out the short position, the Underwriters will consider, among other things, the price of LP Units available for purchase in the open market as compared to the price at which they may purchase LP Units through their option to purchase additional LP Units. A naked short position is more likely to be created if the Underwriters are concerned that there could be downward pressure on the price of our LP Units in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Syndicate covering transactions involve purchases of LP Units in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when our LP Units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our LP Units or preventing or retarding a decline in the market price of our LP Units. As a result, the price of our LP Units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or the TSX or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our LP Units. In addition, neither we nor any of the Underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

New York Stock Exchange and Toronto Stock Exchange

        Our LP Units are listed on the NYSE under the symbol "BEP" and the TSX under the symbol "BEP.UN".

Relationships

        Certain of the Underwriters and/or their affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions. Each of Scotia Capital Inc., Barclays Capital Canada Inc., HSBC Securities (Canada) Inc., TD Securities Inc., CIBC World Markets Inc., Citigroup Global Markets Canada Inc., Deutsche Bank Securities Inc., Merrill Lynch Canada Inc., RBC Dominion Securities Inc., BMO Nesbitt Burns Inc., J.P. Morgan Securities Canada Inc. and National Bank Financial Inc. is, or is an affiliate of, a financial institution which is a lender under a Credit Facility.

        In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Partnership or its affiliates. If any of the Underwriters or their affiliates has a lending relationship with the Partnership, certain of those Underwriters or their affiliates routinely hedge, and certain other of those Underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the securities of the Partnership. Any such credit default swaps or short positions could adversely affect future trading prices of the LP Units offered hereby. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        Because at least five percent of the net proceeds of the Offering, not including underwriting compensation, may be used to reduce the outstanding balance of the Credit Facilities extended by each of Scotia Capital Inc. and TD Securities Inc. or their respective affiliates, such Underwriters are deemed to have a "conflict of interest" under Rule 5121. Accordingly, the Offering will be made in compliance with the applicable provisions of Rule 5121. Under Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with the Offering, because the Offering is of a class of securities having a bona fide public market, as defined in Rule 5121. Scotia Capital Inc. and TD Securities Inc. will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This Prospectus Supplement and the accompanying Prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the LP Units may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the LP Units without disclosure to investors under Chapter 6D of the Corporations Act.

        The LP Units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring LP Units must observe such Australian on-sale restrictions.

        This Prospectus Supplement and the accompanying Prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this Prospectus Supplement and the accompanying Prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Bahamas

        This Prospectus Supplement and accompanying Prospectus in connection with the offer of LP Units by the Partnership has not been registered with the Securities Commission of the Bahamas as the Prospectus Supplement and accompanying Prospectus is exempted from the filing and registration requirements of the Securities Industry Act, 1999. No offer or sale of any LP Units of the Partnership can be made in the Bahamas unless the offer of the LP Units is made by or through a broker-dealer or securities investment advisor licensed by the Securities Commission of the Bahamas and in compliance with Bahamian exchange control regulations.

Notice to Prospective Investors in the Cayman Island

        The Partnership is prohibited from making any invitation to the Public of the Cayman Islands to purchase the LP Units. However, non-residents or exempted companies (and other non-resident or exempted entities) established in the Cayman Islands and engaged in offshore business may be permitted to purchase the LP Units.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of LP Units described in this Prospectus Supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Partnership for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of LP Units shall require the Partnership or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the LP Units to be offered so as to enable an investor to decide to purchase or subscribe for the LP Units, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The Partnership has not authorized and does not authorize the making of any offer of LP Units through any financial intermediary on its behalf, other than offers made by the Underwriters with a view to the final placement of the LP Units as contemplated in this Prospectus Supplement. Accordingly, no purchaser of the LP Units, other than the Underwriters, is authorized to make any further offer of the LP Units on behalf of the sellers or the Underwriters.

Notice to Prospective Investors in Hong Kong

        The LP Units have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the LP Units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to LP Units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the United Kingdom

        This Prospectus Supplement and the Prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This Prospectus Supplement, the Prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this Prospectus Supplement, the Prospectus or any of their contents.

USE OF PROCEEDS

        The net proceeds from this Offering and the Concurrent Private Placement to be received by the Partnership, after deducting fees payable to the Underwriters and other expenses related to this Offering (estimated to be C$1.3 million), will be approximately C$            (or approximately C$            if the Over-Allotment Option and Brookfield Option are exercised in full).

        The Partnership intends to use such proceeds to repay outstanding indebtedness (which may include indebtedness outstanding under credit facilities provided by lenders that are affiliates of certain of the Underwriters) and for general corporate purposes. Such indebtedness was used by the Partnership to fund the growth of Brookfield Renewable's business.

        The credit facilities provided by lenders that are affiliates of certain of the Underwriters consist of eleven $90 million and one $50 million senior revolving facilities (the "Revolving Credit Facilities") and a $500 million non-revolving facility obtained by the Partnership for purposes of financing its acquisition of Isagen (the "Isagen Credit Facility" and, together with the Revolving Credit Facilities, the "Credit Facilities"). The Revolving Credit Facilities are repayable on June 30, 2020 and accrue interest at variable rates equal to: (i) a Canadian prime rate plus an applicable margin from time to time in effect, (ii) a U.S. base rate plus an applicable margin from time to time in effect, (iii) the London Interbank Offered Rate plus an applicable margin; or (iv) Banking Federation of the European Union EURIBO Rate plus an applicable margin. Upon repayment, the Revolving Credit Facilities will remain available to be drawn as needed. The Isagen Credit Facility is repayable on January 30, 2017 and accrues interest at variable rates equal to: (i) a U.S. base rate plus an applicable margin; or (ii) the London Interbank Offered Rate plus an applicable margin. The Credit Facilities also charge a standby fee of an applicable margin for undrawn amounts.

        Approximately $1.192 million was outstanding under the Credit Facilities as of June 3, 2016. Each of Scotia Capital Inc., Barclays Capital Canada Inc., HSBC Securities (Canada) Inc., TD Securities Inc., CIBC World Markets Inc., Citigroup Global Markets Canada Inc., Deutsche Bank Securities Inc., Merrill Lynch Canada Inc., RBC Dominion Securities Inc., BMO Nesbitt Burns Inc., J.P. Morgan Securities Canada Inc. and National Bank Financial Inc. is, or is an affiliate of, a financial institution which is a lender under a Credit Facility. As a result, the Partnership may be considered a "connected issuer" of each of those underwriters under Canadian securities legislation.

        All obligations of the borrowers under the Revolving Credit Facilities are guaranteed by the Partnership and BRELP and all obligations of the borrower under the Isagen Credit Facility are guaranteed by the Partnership, BRELP and certain other subsidiaries of the Partnership. The borrowers are in compliance with the terms of each Credit Facility, and there has been no breach of any Credit Facility since such Credit Facility's execution. Except as disclosed in this Prospectus Supplement and the Prospectus, the financial position of the Partnership has not changed materially since the indebtedness under the Credit Facilities was incurred.

        This Offering was not required by Canadian chartered bank affiliates of the Underwriters. The decision to distribute the LP Units and the determination of the terms of the distribution were made through negotiations between the Partnership and the Underwriters. The Underwriters have participated in the structuring and pricing of this Offering. In addition, the Underwriters have participated in due diligence meetings relating to this Prospectus Supplement with the Partnership and their representatives have reviewed this Prospectus Supplement and have had the opportunity to propose such changes to this Prospectus Supplement as they considered appropriate. Other than the Underwriters' fee to be paid in connection with this Offering and the repayment of our outstanding indebtedness described above, the proceeds of this Offering will not be applied for the benefit of the Underwriters or their affiliates.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This summary discusses certain material United States federal income tax considerations for Unitholders relating to the ownership and disposition of LP Units as of the date hereof. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, (the "U.S. Internal Revenue Code"), on the regulations promulgated under the U.S. Internal Revenue Code (the "Treasury Regulations"), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own (directly or indirectly, applying certain attribution rules) 5% or more of our LP Units, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold LP Units as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose LP Units are loaned to a short seller to cover a short sale of LP Units, persons whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold LP Units through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom LP Units are not a capital asset, persons who are liable for the alternative minimum tax and certain U.S. expatriates or former long-term residents of the United States. This summary does not address any tax consequences for investors in LP Units who also hold Preferred Units. This summary assumes Unitholders will use Canadian dollars acquired at the same time as the Offering to acquire LP Units pursuant to the Offering and does not address all of the tax consequences that may apply to a Unitholder who uses Canadian dollars acquired at a different time. Tax-exempt organizations are addressed separately below. The actual tax consequences of the ownership and disposition of LP Units will vary depending on a Unitholder's individual circumstances.

        The following discussion, to the extent it expresses conclusions as to the application of U.S. federal income tax law and subject to the qualifications described herein, represents the opinion of Torys LLP. Such opinion is based in part on facts described in this Prospectus Supplement and on various other factual assumptions, representations, and determinations. Any alteration or incorrectness of such facts, assumptions, representations, or determinations could adversely affect such opinion. Moreover, opinions of counsel are not binding upon the U.S. Internal Revenue Service (the "IRS") or any court, and the IRS may challenge the conclusions herein and a court may sustain such challenge.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of LP Units who is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) the primary supervision of which is subject to a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        A "Non-U.S. Holder" is a beneficial owner of LP Units, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

        If a partnership holds LP Units, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold LP Units should consult an independent tax adviser.

        This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. Each Unitholder should consult an independent tax adviser concerning the U.S. federal, state and local income tax consequences particular to the ownership and disposition of LP Units, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of the Partnership and BRELP

        Each of the Partnership and BRELP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership", unless an exception applies. The Partnership is publicly traded. However, an exception, referred to as the "Qualifying Income Exception", exists with respect to a publicly traded partnership if (i) at least 90% of such partnership's gross income for every taxable year consists of "qualifying income" and (ii) the partnership would not be required to register under the U.S. Investment Company Act of 1940 (the "Investment Company Act") if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

        The Managing General Partner and the BRELP General Partner intend to manage the affairs of the Partnership and BRELP, respectively, so that the Partnership will meet the Qualifying Income Exception in each taxable year. Based upon factual statements and representations made by the Managing General Partner and the BRELP General Partner, Torys LLP is of the opinion that at least 90% of the Partnership's and BRELP's gross income has been, and currently is, of a type that constitutes qualifying income. However, the portion of the Partnership's and BRELP's income that is qualifying income may change from time to time, and there can be no assurance that at least 90% of the Partnership's and BRELP's gross income in any year will constitute qualifying income.

        No ruling has been or will be sought from the IRS, and the IRS has made no determination as to the Partnership's or BRELP's status for U.S. federal income tax purposes or whether the Partnership's or BRELP's operations generate "qualifying income" under Section 7704 of the U.S. Internal Revenue Code. It is the opinion of Torys LLP that, based upon the U.S. Internal Revenue Code, Treasury Regulations, published revenue rulings, and court decisions, and the factual statements and representations made by the Managing General Partner and the BRELP General Partner, as of the date hereof, each of the Partnership and BRELP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes. An opinion of counsel with respect to an issue represents counsel's best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and provides no assurance that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

        In rendering its opinions, Torys LLP has relied on numerous factual representations made by the Managing General Partner and the BRELP General Partner, including but not limited to the following:

  •
  Neither the Partnership nor BRELP has elected to be classified as a corporation for United States federal tax purposes, and neither the Partnership nor BRELP has any plan or intention to elect to be so classified.

  •
  For each of the Partnership's and BRELP's taxable years, more than 90% of each entity's gross income has consisted of income of a type that Torys LLP is of the opinion constitutes "qualifying income" within the meaning of Section 7704(d) of the U.S. Internal Revenue Code.

        Based on the foregoing, the Managing General Partner believes that the Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

        If the Partnership fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, or if the Partnership is required to register under the Investment Company Act, the Partnership will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which the Partnership fails to meet the Qualifying Income Exception, in return for stock in such corporation, and then distributed the stock to our Unitholders in liquidation. This deemed contribution and liquidation generally would be tax-free to a U.S. Holder, unless the Partnership were to have liabilities in excess of the tax basis of its assets at such time. Thereafter, the Partnership would be treated as a corporation for U.S. federal income tax purposes.

        If the Partnership were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception, an election by the Managing General Partner or otherwise, the Partnership's items of income, gain, loss, deduction, or credit would be reflected only on the Partnership's tax return rather than being passed through to Unitholders, and the Partnership would be subject to U.S. corporate income tax and potentially branch profits tax with respect to its income, if any, effectively connected with a U.S. trade or business. Moreover, under certain circumstances, the Partnership might be classified as a passive foreign investment company ("PFIC") for U.S. federal income tax purposes, and a U.S. Holder would be subject to the rules applicable to PFICs discussed below. See "— Consequences to U.S. Holders — Passive Foreign Investment Companies". Subject to the PFIC rules, distributions made to U.S. Holders would be treated as taxable dividend income to the extent of the Partnership's current or accumulated earnings and profits. Any distribution in excess of current and accumulated earnings and profits would first be treated as a tax-free return of capital to the extent of a U.S. Holder's adjusted tax basis in its LP Units. Thereafter, to the extent such distribution were to exceed a U.S. Holder's adjusted tax basis in its LP Units, the distribution would be treated as gain from the sale or exchange of such LP Units. The amount of a distribution treated as a dividend could be eligible for reduced rates of taxation, provided certain conditions are met. Based on the foregoing consequences, the treatment of the Partnership as a corporation could materially reduce a holder's after-tax return and therefore could result in a substantial reduction of the value of LP Units. If BRELP were to be treated as a corporation for U.S. federal income tax purposes, consequences similar to those described above would apply to the Partnership's interests in BRELP.

        The remainder of this summary assumes that the Partnership and BRELP will be treated as partnerships for U.S. federal tax purposes. We expect that a substantial portion of the items of income, gain, deduction, loss, or credit realized by the Partnership will be realized in the first instance by BRELP and allocated to the Partnership for reallocation to Unitholders. Unless otherwise specified, references in this section to realization of the Partnership's items of income, gain, loss, deduction, or credit include a realization of such items by BRELP and the allocation of such items to the Partnership.

Consequences to U.S. Holders

Holding of LP Units

        Income and loss.    Each U.S. Holder must take into account, as described below, its allocable share of the Partnership's items of income, gain, loss, deduction, and credit for each of the Partnership's taxable years ending with or within such U.S. Holder's taxable year. Each item generally will have the same character and source as though such holder had realized the item directly. Each U.S. Holder must report such items without regard to whether any distribution has been or will be received from the Partnership. Although not required by the limited partnership agreement of the Partnership, the Partnership intends to make cash distributions to all Unitholders on a quarterly basis in amounts generally expected to be sufficient to permit U.S. Holders to fund their estimated U.S. tax obligations (including U.S. federal, state, and local income taxes) with respect to their allocable shares of the Partnership's net income or gain. However, based upon a U.S. Holder's particular tax situation and simplifying assumptions that the Partnership will make in determining the amount of such distributions, and depending upon whether a U.S. Holder elects to reinvest such distributions pursuant to the distribution reinvestment plan, if available, a U.S. Holder's tax liability might exceed cash distributions made by the Partnership, in which case any tax liabilities arising from the ownership of LP Units would need to be satisfied from such U.S. Holder's own funds.

        With respect to U.S. Holders who are individuals, certain dividends paid by a corporation (including certain qualified foreign corporations) to the Partnership and that are allocable to such U.S. Holders may qualify for reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation with respect to its shares that are readily tradable on an established securities market in the United States. Among other exceptions, U.S. Holders who are individuals will not be eligible for reduced rates of taxation on any dividends if the payer is a PFIC for the taxable year in which such dividends are paid or for the preceding taxable year. Dividends received by non-corporate U.S. Holders may be subject to an additional Medicare tax on unearned income of 3.8% (see "— Medicare Tax" below). U.S. Holders that are corporations generally will not be entitled to a "dividends received deduction" in respect of dividends paid by non-U.S. corporations in which the Partnership (through BRELP) owns stock. Each U.S. Holder should consult an independent tax adviser regarding the application of the foregoing rules in light of its particular circumstances.

        For U.S. federal income tax purposes, a U.S. Holder's allocable share of the Partnership's items of income, gain, loss, deduction, or credit will be governed by the Partnership's limited partnership agreement if such allocations have "substantial economic effect" or are determined to be in accordance with such U.S. Holder's interest in the Partnership. Similarly, the Partnership's allocable share of items of income, gain, loss, deduction, or credit of BRELP will be governed by BRELP's limited partnership agreement if such allocations have "substantial economic effect" or are determined to be in accordance with the Partnership's interest in BRELP. The Managing General Partner and the BRELP General Partner believe that, for U.S. federal income tax purposes, such allocations should be given effect, and the Managing General Partner and the BRELP General Partner intend to prepare and file tax returns based on such allocations. If the IRS were to successfully challenge the allocations made pursuant to either the Partnership's limited partnership agreement or BRELP's limited partnership agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in such agreements.

        Basis.    Each U.S. Holder will have an initial tax basis in its LP Units equal to the amount of cash paid for such LP Units, increased by such holder's share of the Partnership's liabilities, if any. That basis will be increased by such U.S. Holder's share of the Partnership's income and by increases in such U.S. Holder's share of the Partnership's liabilities, if any. That basis will be decreased, but not below zero, by distributions a U.S. Holder receives from the Partnership, by such U.S. Holder's share of the Partnership's losses, and by any decrease in such U.S. Holder's share of the Partnership's liabilities. The IRS has ruled that a partner in a partnership, unlike a stockholder of a corporation, has a single, or "unitary", tax basis in his or her partnership interest. As a result, any amount a U.S. Holder pays to acquire additional LP Units (including through the distribution reinvestment plan, if available) will be averaged with the adjusted tax basis of LP Units owned by such holder prior to the acquisition of such additional LP Units. The Managing General Partner and the BRELP General Partner express no opinion regarding the appropriate methodology to be used in making this determination.

        For purposes of the foregoing rules, the rules discussed immediately below, and the rules applicable to a sale or exchange of LP Units, the Partnership's liabilities generally will include the Partnership's share of any liabilities of BRELP.

        Limits on deductions for losses and expenses.    A U.S. Holder's deduction of its allocable share of the Partnership's losses will be limited to such U.S. Holder's tax basis in LP Units and, if the holder is an individual or a corporate holder that is subject to the "at risk" rules, to the amount for which the holder is considered to be "at risk" with respect to the Partnership's activities, if that is less than such U.S. Holder's tax basis. In general, a U.S. Holder will be at risk to the extent of such holder's tax basis in LP Units, reduced by (i) the portion of that basis attributable to such U.S. Holder's share of the Partnership's liabilities for which the holder will not be personally liable (excluding certain qualified non-recourse financing) and (ii) any amount of money the

U.S. Holder borrows to acquire or hold LP Units, if the lender of those borrowed funds owns an interest in the Partnership, is related to the U.S. Holder, or can look only to LP Units for repayment. A U.S. Holder will not be considered at risk with respect to amounts protected against loss by guarantees, stop loss agreements or similar arrangements. A U.S. Holder's at-risk amount generally will increase by such U.S. Holder's allocable share of the Partnership's income and gain and decrease by distributions received from the Partnership and such U.S. Holder's allocable share of losses and deductions. A U.S. Holder must recapture losses deducted in previous years to the extent that distributions cause such U.S. Holder's at-risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that such U.S. Holder's tax basis or at-risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of LP Units, any gain recognized by a U.S. Holder can be offset by losses that were previously suspended by the at-risk limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above the gain previously suspended by the at-risk or basis limitations may no longer be used. Each U.S. Holder should consult an independent tax adviser as to the effects of the at-risk rules.

        The Managing General Partner and the BRELP General Partner do not expect to generate income or losses from "passive activities" for purposes of Section 469 of the U.S. Internal Revenue Code. Accordingly, income allocated to a U.S. Holder may not be offset by such holder's Section 469 passive losses, and losses allocated to a U.S. Holder may not be used to offset such holder's Section 469 passive income. Each U.S. Holder should consult an independent tax adviser regarding the limitations on the deductibility of losses that such holder may be subject to under applicable sections of the U.S. Internal Revenue Code.

        Limitations on deductibility of organizational expenses and syndication fees.    In general, neither the Partnership nor any U.S. Holder may deduct organizational or syndication expenses. Similar rules apply to organizational or syndication expenses incurred by BRELP. Syndication fees (which would include any sales or placement fees or commissions) must be capitalized and cannot be amortized or otherwise deducted.

        Limitations on interest deductions.    A U.S. Holder's share of the Partnership's interest expense is likely to be treated as "investment interest" expense. For a non-corporate U.S. Holder, the deductibility of "investment interest" expense generally is limited to the amount of such holder's "net investment income". A U.S. Holder's share of the Partnership's dividend and interest income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if such individual elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for a U.S. Holder's share of the Partnership's interest expense.

        Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

        Deductibility of partnership investment expenditures by individual partners and by trusts and estates.    Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (i) 3% of the excess of the individual's adjusted gross income over the threshold amount, and (ii) 80% of the amount of the individual's itemized deductions. The operating expenses of the Partnership, including the Partnership's allocable share of any management fees, may be treated as miscellaneous itemized deductions subject to the foregoing rule. Accordingly, a non-corporate U.S. Holder should consult an independent tax adviser regarding the application of these limitations.

Treatment of Distributions

        Distributions of cash by the Partnership generally will not be taxable to a U.S. Holder to the extent of such holder's adjusted tax basis in LP Units. Any cash distributions in excess of a U.S. Holder's adjusted tax basis generally will be considered to be gain from the sale or exchange of LP Units (described below). Such gain generally will be treated as capital gain and will be long-term capital gain if a U.S. Holder's holding period for LP Units exceeds one year. A reduction in a U.S. Holder's allocable share of the Partnership liabilities, and certain distributions of marketable securities by the Partnership, if any, will be treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of LP Units

        A U.S. Holder will recognize gain or loss on the sale or taxable exchange of LP Units equal to the difference, if any, between the amount realized and such U.S. Holder's tax basis in LP Units sold or exchanged. A U.S. Holder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus such U.S. Holder's share of the Partnership's liabilities, if any.

        Gain or loss recognized by a U.S. Holder upon the sale or exchange of LP Units generally will be taxable as capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held our LP Units for more than one year on the date of such sale or exchange. Assuming a U.S. Holder has not elected to treat its share of the Partnership's investment in any PFIC as a "qualified electing fund", gain attributable to such investment in a PFIC would be taxable in the manner described below in "— Passive Foreign Investment Companies". In addition, certain gain attributable to "unrealized receivables" or "inventory items" could be characterized as ordinary income rather than capital gain. For example, if the Partnership were to hold debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables". The deductibility of capital losses is subject to limitations.

        Each U.S. Holder who acquires LP Units at different times and intends to sell all or a portion of our LP Units within a year of the most recent purchase is urged to consult an independent tax adviser regarding the application of certain "split holding period" rules to such sale and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Medicare Tax

        U.S. Holders that are individuals, estates, or trusts may be required to pay a 3.8% Medicare tax on the lesser of (i) the excess of such U.S. Holders' "modified adjusted gross income" (or "adjusted gross income" in the case of estates and trusts) over certain thresholds and (ii) such U.S. Holders' "net investment income" (or "undistributed net investment income" in the case of estates and trusts). Net investment income generally is expected to include a Unitholder's allocable share of the Partnership's income, as well as gain realized by a Unitholder from a sale of LP Units.

Foreign Tax Credit Limitations

        Each U.S. Holder generally will be entitled to a foreign tax credit with respect to such U.S. Holder's allocable share of creditable foreign taxes paid on the Partnership's income and gains. Complex rules may, depending on such U.S. Holder's particular circumstances, limit the availability or use of foreign tax credits. Gain from the sale of the Partnership's investments may be treated as U.S.-source gain. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless the credit can be applied (subject to applicable limitations) against U.S. tax due on other income treated as derived from foreign sources. Certain losses that the Partnership incurs may be treated as foreign-source losses, which could reduce the amount of foreign tax credits otherwise available. U.S. Holders are urged to consult an independent tax adviser regarding the application of the source and other rules that may limit the foreign tax credits, if any, from their investment in LP Units.

Section 754 Election

        The Partnership and BRELP have each made the election permitted by Section 754 of the U.S. Internal Revenue Code, or the Section 754 Election. The Section 754 Election cannot be revoked without the consent of the IRS. The Section 754 Election generally requires the Partnership to adjust the tax basis in its assets, or inside basis, attributable to a transferee of LP Units under Section 743(b) of the U.S. Internal Revenue Code to reflect the purchase price paid by the transferee for LP Units. This election does not apply to a person who purchases

LP Units directly from the Partnership. For purposes of this discussion, a transferee's inside basis in the Partnership's assets will be considered to have two components: (i) the transferee's share of the Partnership's tax basis in the Partnership's assets, or common basis, and (ii) the adjustment under Section 743(b) of the U.S. Internal Revenue Code to that basis. The foregoing rules would also apply to BRELP.

        Generally, a Section 754 Election would be advantageous to a transferee U.S. Holder if such U.S. Holder's tax basis in its LP Units were higher than such LP Units' share of the aggregate tax basis of the Partnership's assets immediately prior to the transfer. In that case, as a result of the Section 754 Election, the transferee U.S. Holder would have a higher tax basis in its share of the Partnership's assets for purposes of calculating, among other items, such holder's share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 Election would be disadvantageous to a transferee U.S. Holder if such U.S. Holder's tax basis in its LP Units were lower than such LP Units' share of the aggregate tax basis of the Partnership's assets immediately prior to the transfer. Thus, the fair market value of LP Units may be affected either favorably or adversely by the election.

        Without regard to whether the Section 754 Election is made, if LP Units are transferred at a time when the Partnership has a "substantial built-in loss" in its assets, the Partnership will be obligated to reduce the tax basis in the portion of such assets attributable to such LP Units.

        The calculations involved in the Section 754 Election are complex, and the Managing General Partner and the BRELP General Partner advise that each will make such calculations on the basis of assumptions as to the value of the Partnership assets and other matters. Each U.S. Holder should consult an independent tax adviser as to the effects of the Section 754 Election.

Uniformity of LP Units

        Because the Partnership cannot match transferors and transferees of LP Units, the Partnership must maintain uniformity of the economic and tax characteristics of LP Units to a purchaser of LP Units. In the absence of uniformity, the Partnership may be unable to comply fully with a number of U.S. federal income tax requirements. A lack of uniformity can result from a literal application of certain Treasury Regulations to the Partnership's Section 743(b) adjustments, a determination that the Partnership's Section 704(c) allocations are unreasonable, or other reasons. Section 704(c) allocations would be intended to reduce or eliminate the disparity between tax basis and the value of the Partnership's assets in certain circumstances, including on the issuance of additional LP Units. In order to maintain the fungibility of all LP Units at all times, the Partnership will seek to achieve the uniformity of U.S. tax treatment for all purchasers of LP Units which are acquired at the same time and price (irrespective of the identity of the particular seller of LP Units or the time when LP Units are issued), through the application of certain tax accounting principles that the Managing General Partner believes are reasonable for the Partnership. However, the IRS may disagree with the Partnership and may successfully challenge its application of such tax accounting principles. Any non-uniformity could have a negative impact on the value of LP Units.

Foreign Currency Gain or Loss

        The Partnership's functional currency is the U.S. dollar, and the Partnership's income or loss is calculated in U.S. dollars. It is likely that the Partnership will recognize "foreign currency" gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. Each U.S. Holder should consult an independent tax adviser regarding the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

        U.S. Holders may be subject to special rules applicable to indirect investments in foreign corporations, including an investment through the Partnership in a PFIC. A PFIC is defined as any foreign corporation with respect to which (after applying certain look-through rules) either (i) 75% or more of its gross income for a taxable year is "passive income" or (ii) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce or are held for the production of "passive income". There are no minimum stock ownership requirements for PFICs. If a U.S. Holder holds an interest in a foreign corporation for any taxable year during which the corporation is classified as a PFIC with respect to such holder, then the corporation will continue to be classified as a PFIC with respect to that U.S. Holder for any subsequent taxable year during which the U.S. Holder continues to hold an interest in the corporation, even if the corporation's income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception applies.

        Subject to certain elections described below, any gain on the disposition of stock of a PFIC owned by a U.S. Holder indirectly through the Partnership, as well as income realized on certain "excess distributions" by such PFIC, would be treated as though realized ratably over the shorter of such U.S. Holder's holding period of LP Units or the Partnership's holding period for the PFIC. Such gain or income generally would be taxable as ordinary income and dividends paid by the PFIC would not be eligible for the preferential tax rates for dividends paid to non-corporate U.S. Holders. In addition, an interest charge would apply, based on the tax deemed deferred from prior years.

        If a U.S. Holder were to make an election to treat such U.S. Holder's share of the Partnership's interest in a PFIC as a "qualified electing fund", such election a "QEF Election", for the first year such holder were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, the U.S. Holder would be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC, even if not distributed to the Partnership or to the holder. A QEF Election must be made by a U.S. Holder on an entity-by-entity basis. To make a QEF Election, a U.S. Holder must, among other things, (i) obtain a PFIC annual information statement (through an intermediary statement supplied by the Partnership) and (ii) prepare and submit IRS Form 8621 with such U.S. Holder's annual income tax return. To the extent reasonably practicable, the Partnership intends to timely provide U.S. Holders with the information necessary to make a QEF Election with respect to any entity owned by the Partnership (including through BRELP) that the Managing General Partner and the BRELP General Partner believe is a PFIC with respect to a U.S. Holder. Any such election should be made for the first year the Partnership holds an interest in such entity or for the first year in which a U.S. Holder holds LP Units, if later. Non-corporate U.S. Holders making QEF Elections are also subject to special rules for determining their taxable income and basis in LP Units for purposes of the 3.8% Medicare tax (as described above under "— Medicare Tax"), unless such holders elect otherwise.

        In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF Election, an election may be made to "mark to market" the stock of such foreign company on an annual basis. Pursuant to such an election, a U.S. Holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. However, none of the existing entities owned by the Partnership (including through BRELP) are expected to be publicly traded, although the Partnership may in the future acquire interests in PFICs which are publicly traded foreign companies. Thus the mark-to-market election is not expected to be available to any U.S. Holder in respect of its indirect ownership interest in any foreign corporation currently owned by the Partnership.

        Based on the organizational structure of the Partnership, as well as the Partnership's expected income and assets, the Managing General Partner and the BRELP General Partner currently believe that a U.S. Holder is unlikely to be regarded as owning an interest in a PFIC solely by reason of owning LP Units during the taxable year ending December 31, 2016. However, there can be no assurance that an existing Partnership entity or a future entity in which the Partnership acquires an interest will not be classified as a PFIC with respect to a U.S. Holder, because PFIC status is a factual determination that depends on the assets and income of a given entity and must be made on an annual basis. Moreover, in order to ensure that it satisfies the Qualifying Income Exception, the Partnership may decide to hold an existing or future operating entity through a holding entity that would be classified as a PFIC. See "— Investment Structure" below.

        A U.S. person who directly or indirectly owns an interest in a PFIC may be required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. Each U.S. Holder should consult an independent tax adviser regarding the PFIC rules, including the potential effect of this legislation on such U.S. Holder's filing requirements and the advisability of making a

QEF Election or, if applicable, a mark-to-market election, with respect to any PFIC in which such holder is treated as owning an interest through the Partnership.

Investment Structure

        To ensure that it meets the Qualifying Income Exception for publicly traded partnerships (discussed above) and complies with certain requirements in its limited partnership agreement, the Partnership may structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investments will be structured as determined in the sole discretion of the Managing General Partner and the BRELP General Partner generally to be efficient for Unitholders. However, because Unitholders will be located in numerous taxing jurisdictions, no assurance can be given that any such investment structure will benefit all Unitholders to the same extent, and such an investment structure might even result in additional tax burdens on some Unitholders. As discussed above, if any such entity were a non-U.S. corporation, it might be considered a PFIC. If any such entity were a U.S. corporation, it would be subject to U.S. federal net income tax on its income, including any gain recognized on the disposition of its investments. In addition, if the investment were to involve U.S. real property, gain recognized on the disposition of the investment by a corporation generally would be subject to corporate-level tax, whether the corporation were a U.S. or a non-U.S. corporation.

Taxes in Other Jurisdictions

        In addition to U.S. federal income tax consequences, an investment in the Partnership could subject a U.S. Holder to U.S. state and local taxes in the U.S. state or locality in which such holder is a resident for tax purposes. A U.S. Holder could also be subject to tax return filing obligations and income, franchise, or other taxes, including withholding taxes, in non-U.S. jurisdictions in which the Partnership invests. The Partnership will attempt, to the extent reasonably practicable, to structure its operations and investments so as to avoid income tax filing obligations by U.S. Holders in non-U.S. jurisdictions. However, there may be circumstances in which the Partnership is unable to do so. Income or gain from investments held by the Partnership may be subject to withholding or other taxes in jurisdictions outside the U.S., except to the extent an income tax treaty applies. A U.S. Holder who wishes to claim the benefit of an applicable income tax treaty might be required to submit information to tax authorities in such jurisdictions. Each U.S. Holder should consult an independent tax adviser regarding the U.S. state, local, and non-U.S. tax consequences of an investment in the Partnership.

Transferor/Transferee Allocations

        The Partnership may allocate items of income, gain, loss, and deduction using a monthly convention, whereby any such items recognized in a given month by the Partnership are allocated to our Unitholders as of a specified date of such month. As a result, a U.S. Holder who transfers LP Units might be allocated income, gain, loss, and deduction realized by the Partnership after the date of the transfer. Similarly, if a U.S. Holder acquires additional LP Units, such holder may be allocated income, gain, loss, and deduction realized by the Partnership prior to such U.S. Holder's ownership of such LP Units.

        Section 706 of the U.S. Internal Revenue Code generally governs allocations of items of partnership income and deductions between transferors and transferees of partnership interests, and the Treasury Regulations provide a safe harbor allowing a publicly traded partnership to use a monthly simplifying convention for such purposes. However, it is not clear that the Partnership's allocation method complies with the requirements. If the Partnership's convention were not permitted, the IRS might contend that the Partnership's taxable income or losses must be reallocated among Unitholders. If such a contention were sustained, a U.S. Holder's tax liabilities might be adjusted to such holder's detriment. The Managing General Partner is authorized to revise the Partnership's method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

U.S. Federal Estate Tax Consequences

        If LP Units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Individual U.S. Holders should consult an independent tax adviser concerning the potential U.S. federal estate tax consequences with respect to LP Units.

Certain Reporting Requirements

        A U.S. Holder who invests more than $100,000 in the Partnership may be required to file IRS Form 8865 reporting the investment with such U.S. Holder's U.S. federal income tax return for the year that includes the date of the investment. A U.S. Holder may be subject to substantial penalties if it fails to comply with this and other information reporting requirements with respect to an investment in LP Units. Each U.S. Holder should consult an independent tax adviser regarding such reporting requirements.

U.S. Taxation of Tax-Exempt U.S. Holders of LP Units

        Income recognized by a U.S. tax-exempt organization is exempt from U.S. federal income tax except to the extent of the organization's unrelated business taxable income ("UBTI"). UBTI is defined generally as any gross income derived by a tax-exempt organization from an unrelated trade or business that it regularly carries on, less the deductions directly connected with that trade or business. In addition, income arising from a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds operating assets or is otherwise engaged in a trade or business generally will constitute UBTI. Notwithstanding the foregoing, UBTI generally does not include any dividend income, interest income, certain other categories of passive income, or capital gains realized by a tax-exempt organization, so long as such income is not "debt-financed", as discussed below. The Managing General Partner and the BRELP General Partner intend to use commercially reasonable efforts to structure the activities of the Partnership and BRELP, respectively, to avoid generating income connected with the conduct of a trade or business. The Managing General Partner believes that the Partnership should not be regarded as engaged in a trade or business, and anticipates that any operating assets held by the Partnership will be held through entities that are treated as corporations for U.S. federal income tax purposes.

        The exclusion from UBTI does not apply to income from "debt-financed property", which is treated as UBTI to the extent of the percentage of such income that the average acquisition indebtedness with respect to the property bears to the average tax basis of the property for the taxable year. If an entity treated as a partnership for U.S. federal income tax purposes incurs acquisition indebtedness, a tax-exempt partner in such partnership will be deemed to have acquisition indebtedness equal to its allocable portion of such acquisition indebtedness. If any such indebtedness were used by the Partnership or by BRELP to acquire property, such property generally would constitute debt-financed property, and any income from or gain from the disposition of such debt-financed property allocated to a tax-exempt organization generally would constitute UBTI to such tax-exempt organization. In addition, even if such indebtedness were not used either by the Partnership or by BRELP to acquire property but were instead used to fund distributions to Unitholders, if a tax-exempt organization subject to taxation in the United States were to use such proceeds to make an investment outside the Partnership, the IRS might assert that such investment constitutes debt-financed property to such Unitholder with the consequences noted above. The Partnership and BRELP currently do not have any outstanding indebtedness used to acquire property, and the Managing General Partner and the BRELP General Partner do not believe that the Partnership or BRELP will generate UBTI attributable to debt-financed property in the future. However, neither the Partnership nor BRELP is prohibited from incurring indebtedness, and no assurance can be provided that neither the Partnership nor BRELP will generate UBTI attributable to debt-financed property in the future. Tax-exempt U.S. Holders should consult an independent tax adviser regarding the tax consequences of an investment in LP Units.

Consequences to Non-U.S. Holders

Holding of LP Units and Other Considerations

        The Managing General Partner and the BRELP General Partner intend to use commercially reasonable efforts to structure the activities of the Partnership and BRELP, respectively, to avoid the realization by the Partnership and BRELP of income treated as effectively connected with a U.S. trade or business, including effectively connected income attributable to the sale of a "United States real property interest", as defined in the U.S. Internal Revenue Code. Specifically, the Partnership intends not to make an investment, whether directly or through an entity which would be treated as a partnership for U.S. federal income tax purposes, if the Managing General Partner believes at the time of such investment that such investment would generate income treated as effectively connected with a U.S. trade or business. If, as anticipated, the Partnership is not treated as engaged in a U.S. trade or business or as deriving income which is treated as effectively connected with a U.S. trade or business, and provided that a Non-U.S. Holder is not itself engaged in a U.S. trade or business, then such Non-U.S. Holder generally will not be subject to U.S. tax return filing requirements solely as a result of owning LP Units and generally will not be subject to U.S. federal income tax on its allocable share of the Partnership's interest and dividends from non-U.S. sources or gain from the sale or other disposition of securities or real property located outside of the United States.

        However, there can be no assurance that the law will not change or that the IRS will not deem the Partnership to be engaged in a U.S. trade or business. If, contrary to the Managing General Partner's expectations, the Partnership is treated as engaged in a U.S. trade or business, then a Non-U.S. Holder generally would be required to file a U.S. federal income tax return, even if no effectively connected income were allocable to it. If the Partnership were to have income treated as effectively connected with a U.S. trade or business, then a Non-U.S. Holder would be required to report that income and would be subject to U.S. federal income tax at the regular graduated rates. In addition, the Partnership generally would be required to withhold U.S. federal income tax on such Non-U.S. Holder's distributive share of such income. A corporate Non-U.S. Holder might also be subject to branch profits tax at a rate of 30%, or at a lower treaty rate, if applicable.

        In general, even if the Partnership is not engaged in a U.S. trade or business, and assuming a Non-U.S. Holder is not otherwise engaged in a U.S. trade or business, such holder will nonetheless be subject to a federal withholding tax equal to 30% of the gross amount of its allocable share of certain U.S.-source income (such as dividends and interest) which is not effectively connected with a U.S. trade or business. However, the Managing General Partner does not expect the Partnership to earn any such U.S.-source income. Accordingly, the 30% withholding tax is not expected to apply. If, contrary to expectation, the Partnership were to earn such income, then a Non-U.S. Holder's allocable share of distributions of such income generally would be subject to U.S. withholding tax at a rate of 30%, or at a lower treaty rate, if applicable. A Non-U.S. Holder might be required to take additional steps to receive a credit or refund of any excess withholding tax paid on such holder's account, which could include the filing of a non-resident U.S. income tax return with the IRS, unless such holder were not subject to U.S. tax based on its tax status or were otherwise eligible for a reduced rate of U.S. withholding under an applicable income tax treaty. Each Non-U.S. Holder should consult an independent tax adviser regarding the potential for the 30% withholding tax to apply to its allocable share of income of the Partnership.

        Special rules may apply in the case of any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in the Partnership in connection with its U.S. business, (c) a PFIC, or (d) a corporation that accumulates earnings to avoid U.S. federal income tax. Each Non-U.S. Holder should consult an independent tax adviser regarding the application of these special rules.

Administrative Matters

Information Returns and Audit Procedures

        The Partnership has agreed to use commercially reasonable efforts to provide U.S. tax information on its website (including IRS Schedule K-1 information needed to determine a Unitholder's allocable share of the Partnership's income, gain, losses, and deductions) no later than 90 days after the end of the Partnership's taxable year. In addition, the Partnership will provide an IRS Schedule K-1 to any Unitholder that furnishes the Partnership or its agents with certain basic information regarding such holder's LP Units. To assist each Unitholder in this regard, the Partnership maintains a website in respect of 2012 and subsequent taxation years. However, providing this U.S. tax information to Unitholders will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from lower-tier entities. It is therefore possible that, in any taxable year, a Unitholder will need to apply for an extension of time to file such Unitholder's tax returns. In preparing this U.S. tax information, the Partnership will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine a Unitholder's share of income, gain, loss, and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to a Unitholder's income or loss.

        The Partnership may be audited by the IRS. Adjustments resulting from an IRS audit could require a Unitholder to adjust a prior year's tax liability and result in an audit of such holder's own tax return. Any audit of a Unitholder's tax return could result in adjustments not related to the Partnership's tax returns, as well as those related to the Partnership's tax returns. Under the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017 (or if elected by the Partnership, an earlier taxable year), if the IRS makes an audit adjustment to the Partnership's income tax returns, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from the Partnership instead of Unitholders (as under prior law). The Partnership may be permitted to elect to have the Managing General Partner and Unitholders take such audit adjustment into account in accordance with their interests in the Partnership during the taxable year under audit. However, there can be no assurance that the Partnership will choose to make such election or that it will be available in all circumstances, and the manner in which the election is made and implemented has yet to be determined. If the Partnership does not make the election, and it pays income taxes, penalties, or interest as a result of an audit adjustment, then cash available for distribution to Unitholders might be substantially reduced. As a result, current Unitholders might bear some or all of the cost of the tax liability resulting from such audit adjustment, even if current Unitholders did not own LP Units during the taxable year under audit. Moreover, the calculation of such tax liability might not take into account a Unitholder's tax status, such as the status of a current or former Unitholder as tax-exempt. The foregoing considerations also apply with respect to the Partnership's interest in BRELP. These rules do not apply to the Partnership or BRELP for taxable years beginning on or before December 31, 2017.

        For taxable years beginning on or before December 31, 2017, the Managing General Partner will act as the Partnership's "tax matters partner". As the tax matters partner, the Managing General Partner will have the authority, subject to certain restrictions, to act on behalf of the Partnership in connection with any administrative or judicial review of the Partnership's items of income, gain, loss, deduction, or credit. Under the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, a "partnership representative" designated by the Partnership will have the sole authority to act on behalf of the Partnership in connection with such administrative or judicial review and to bind both former and current Unitholders to actions taken by the Partnership in such regard, including elections made on behalf of the Partnership pursuant to the Bipartisan Budget Act of 2015.

        The application of the Bipartisan Budget Act of 2015 to the Partnership and Unitholders is uncertain and remains subject to Treasury Regulations and IRS guidance yet to be issued. Each Unitholder should consult an independent tax adviser regarding the implications of the Bipartisan Budget Act of 2015 for an investment in LP Units.

Tax Shelter Regulations and Related Reporting Requirements

        If the Partnership were to engage in a "reportable transaction", the Partnership (and possibly Unitholders) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or "transaction of interest", or that it produces certain kinds of losses equal to or exceeding $2 million (or, in the case of certain foreign currency transactions, losses equal to or exceeding $50,000). An investment in the Partnership may be considered a "reportable transaction" if, for example, the Partnership were to recognize certain significant losses in the future. In certain circumstances, a Unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Certain of these rules are unclear, and the scope of reportable transactions can change retroactively. Therefore, it is possible that the rules may apply to transactions other than significant loss transactions.

        Moreover, if the Partnership were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, a Unitholder might be subject to significant accuracy-related penalties with a broad scope, for those persons otherwise entitled to deduct interest on federal income tax deficiencies, non-deductibility of interest on any resulting tax liability, and in the case of a listed transaction, an extended statute of limitations. The Partnership does not intend to participate in any reportable transaction with a significant purpose to avoid or evade tax, nor does the Partnership intend to participate in any listed transactions. However, no assurance can be provided that the IRS will not assert that the Partnership has participated in such a transaction.

        Each Unitholder should consult an independent tax adviser concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the disposition of LP Units.

Taxable Year

        The Partnership currently uses the calendar year as its taxable year for U.S. federal income tax purposes. Under certain circumstances which the Partnership currently believes are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Constructive Termination

        The Partnership will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of our LP Units within a 12-month period. A constructive termination of the Partnership would result in the close of its taxable year for all Unitholders. If a Unitholder reports on a taxable year other than a fiscal year ending on the Partnership's year-end, and the Unitholder is otherwise subject to U.S. federal income tax, the closing of the Partnership's taxable year may result in more than 12 months of the Partnership's taxable income or loss being includable in such Unitholder's taxable income for the year of the termination. The Partnership would be required to make new tax elections after a termination, including a new Section 754 Election. A constructive termination could also result in penalties and other adverse tax consequences if the Partnership were unable to determine that the termination had occurred. Moreover, a constructive termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted before the termination.

Backup Withholding

        For each calendar year, the Partnership may be required to report to each Unitholder and to the IRS the amount of distributions that the Partnership pays, and the amount of tax (if any) that the Partnership withholds on these distributions. Under the backup withholding rules, a Unitholder may be subject to backup withholding tax with respect to distributions paid unless such holder: (i) is an exempt recipient and demonstrates this fact when required; or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding tax, and otherwise complies with the applicable requirements of the backup withholding tax rules. A U.S. Holder that is exempt should certify such status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Unitholder will be allowed as a credit against such Unitholder's U.S. federal income tax liability and may entitle such Unitholder to a refund from the IRS, provided the Unitholder supplies the required information to the IRS in a timely manner.

        If a Unitholder does not timely provide the Partnership, or the applicable nominee, broker, clearing agent, or other intermediary, with IRS Form W-9 or IRS Form W-8, as applicable, or such form is not properly completed, then the Partnership may become subject to U.S. backup withholding taxes in excess of what would have been imposed had the Partnership or the applicable intermediary received properly completed forms from all Unitholders. For administrative reasons, and in order to maintain the fungibility of our LP Units, such excess U.S. backup withholding taxes may be treated by the Partnership as an expense that will be borne indirectly by all Unitholders on a pro rata basis (e.g., since it may be impractical for the Partnership to allocate any such excess withholding tax cost to our Unitholders that failed to timely provide the proper U.S. tax forms).

Foreign Account Tax Compliance

        The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act of 2010 ("FATCA") impose a 30% withholding tax on "withholdable payments" made to a "foreign financial institution" or a "non-financial foreign entity", unless such financial institution or entity satisfies certain information reporting or other requirements. Withholdable payments include certain U.S.-source income, such as interest, dividends, and other passive income. Beginning January 1, 2019, withholdable payments also include gross proceeds from the sale or disposition of property that can produce U.S.-source interest or dividends. Based on the organizational structure of the Partnership, as well as the Partnership's expected income and assets, our Managing General Partner currently believes that the Partnership is unlikely to receive or to make any such "withholdable payments" subject to 30% withholding tax under FATCA. Moreover, we intend to comply with FATCA so as to ensure that the 30% withholding tax does not apply to withholdable payments, if any, received by the Partnership, BRELP, the Holding Entities or the Operating Entities. Nonetheless, the 30% withholding tax may apply to a Unitholder's allocable share of distributions attributable to withholdable payments, if any, unless such Unitholder properly certifies its FATCA status on IRS Form W-8 or IRS Form W-9 (as applicable) and satisfies any additional requirements under FATCA.

        In compliance with FATCA, information regarding certain Unitholders' ownership of LP Units may be reported to the IRS or to a non-U.S. governmental authority. FATCA remains subject to modification by an applicable intergovernmental agreement between the United States and another country, such as the agreement in effect between the United States and Bermuda for cooperation to facilitate the implementation of FATCA, or by future Treasury Regulations or guidance. Each Unitholder should consult its own tax adviser regarding the consequences under FATCA of an investment in LP Units.

Information Reporting with Respect to Foreign Financial Assets

        Under Treasury Regulations, U.S. individuals that own "specified foreign financial assets" with an aggregate fair market value exceeding either $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year generally are required to file an information report with respect to such assets with their tax returns. Significant penalties may apply to persons who fail to comply with these rules. Specified foreign financial assets include not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. These information reporting requirements also apply to U.S. corporations, partnerships and trusts formed or availed of for purposes of holding, directly or indirectly, specified foreign financial assets. The failure to report information required under the current regulations could result in substantial penalties and in the extension of the statute of limitations with respect to federal income tax returns filed by a Unitholder. Each Unitholder should consult an independent tax adviser regarding the possible implications of these Treasury Regulations for an investment in LP Units.

Certain Effects of a Transfer of LP Units

        The Partnership may allocate items of income, gain, loss, deduction, and credit using a monthly convention, whereby any such items recognized in a given month by the Partnership are allocated to Unitholders as of a specified date of such month. BRELP may invest in debt obligations or other securities for which the accrual of interest or income thereon is not matched by a contemporaneous receipt of cash. Any such accrued interest or other income would be allocated pursuant to such monthly convention. Consequently, Unitholders may recognize income in excess of cash distributions received from the Partnership, and any income so included by a Unitholder would increase the basis such Unitholder has in LP Units and would offset any gain (or increase the amount of loss) realized by such Unitholder on a subsequent disposition of its LP Units.

        BRELP has invested and will continue to invest in certain Holding Entities and Operating Entities organized in non-U.S. jurisdictions, and income and gain from such investments may be subject to withholding and other taxes in such jurisdictions. If any such non-U.S. taxes were imposed on income allocable to a Unitholder, and such Unitholder were thereafter to dispose of its LP Units prior to the date distributions were made in respect of such income, under applicable provisions of the U.S. Internal Revenue Code and Treasury

Regulations, the Unitholder to whom such income was allocated (and not the Unitholder to whom distributions were ultimately made) would, subject to other applicable limitations, be the party permitted to claim a credit for such non-U.S. taxes for U.S. federal income tax purposes. Thus a Unitholder may be affected either favorably or adversely by the foregoing rules. Complex rules may, depending on a Unitholder's particular circumstances, limit the availability or use of foreign tax credits, and Unitholders are urged to consult an independent tax adviser regarding all aspects of foreign tax credits.

Nominee Reporting

        Persons who hold an interest in the Partnership as a nominee for another person may be required to furnish to the Partnership:

  (i)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (ii)
  whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization, or any wholly-owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity;

  (iii)
  the amount and description of LP Units held, acquired, or transferred for the beneficial owner; and

  (iv)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions may be required to furnish additional information, including whether they are U.S. persons and specific information on LP Units they acquire, hold, or transfer for their own account. A penalty of $250 per failure (as adjusted for inflation), up to a maximum of $3,000,000 per calendar year (as adjusted for inflation), generally is imposed by the U.S. Internal Revenue Code for the failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of LP Units with the information furnished to the Partnership.

New Legislation or Administrative or Judicial Action

        The U.S. federal income tax treatment of Unitholders depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Unitholders should be aware that the U.S. federal income tax rules, particularly those applicable to partnerships, are constantly under review (including currently) by the Congressional tax-writing committees and other persons involved in the legislative process, the IRS, the U.S. Treasury Department and the courts, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations, any of which could adversely affect the value of LP Units and be effective on a retroactive basis. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for the Partnership to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, change the character or treatment of portions of the Partnership's income (including changes that recharacterize certain allocations as potentially non-deductible fees), reduce the net amount of distributions available to Unitholders, or otherwise affect the tax considerations of owning LP Units. Such changes could also affect or cause the Partnership to change the way it conducts its activities and adversely affect the value of LP Units.

        The Partnership's organizational documents and agreements permit the Managing General Partner to modify the limited partnership agreement of the Partnership from time to time, without the consent of our Unitholders, to elect to treat the Partnership as a corporation for U.S. federal tax purposes, or to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all Unitholders.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO THE PARTNERSHIP AND UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR

CIRCUMSTANCES OF EACH UNITHOLDER, AND IN REVIEWING THIS PROSPECTUS SUPPLEMENT THESE MATTERS SHOULD BE CONSIDERED. EACH UNITHOLDER SHOULD CONSULT AN INDEPENDENT TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN UNITS.

LEGAL MATTERS

        The validity of the LP Units will be passed upon for us by Appleby (Bermuda) Limited, Bermuda counsel to our Partnership. In connection with the issue and sale of the LP Units, certain legal matters will be passed upon, on behalf of our Partnership, by Torys LLP as to Canadian law and U.S. federal and New York law, and, on behalf of the Underwriters, by Goodmans LLP as to Canadian law, and by Milbank, Tweed, Hadley & McCloy LLP, as to U.S. federal and New York law.

AUDITORS, TRANSFER AGENT AND REGISTRAR

        The consolidated financial statements incorporated by reference in this Prospectus Supplement and the effectiveness of Brookfield Renewable Partners L.P.'s internal control over financial reporting have been audited by Ernst & Young LLP, independent registered chartered professional accountants, as stated in its reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

        The separate financial statements of Isagen S.A. E.S.P. incorporated by reference in this Prospectus Supplement have been audited by Deloitte & Touche Ltda. as stated in its report, which is incorporated herein by reference. Such separate financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as expert in accounting and auditing.

        The transfer agent and registrar for the LP Units is Computershare Trust Company, N.A. at its principal office in Golden, Colorado.

Brookfield Renewable Energy Partners L.P.

Limited Partnership Units

        Brookfield Renewable Energy Partners L.P. (the "Partnership") may, from time to time, issue limited partnership units (the "LP Units") in one or more offerings, including those beneficially owned by certain selling unitholders.

        Each time the LP Units are offered, the Partnership will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

        You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference, before you invest in the LP Units.

        The LP Units are traded on the New York Stock Exchange (the "NYSE") under the symbol "BEP" and the Toronto Stock Exchange (the "TSX") under the symbol "BEP.UN". The last reported sale price of the LP Units on July 16, 2014 was $29.05 per LP Unit on the NYSE and C$31.22 per LP Unit on the TSX.

        An investment in the LP Units involves a high degree of risk. See "Risk Factors" beginning on page 5.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is July 17, 2014.

        You should rely only on the information contained, or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by the Partnership or on the Partnership's behalf. The Partnership has not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. References to this "prospectus" include documents incorporated by reference herein. See "Documents Incorporated by Reference." The Partnership is not making an offer of these securities in any jurisdiction where an offer is not permitted and, therefore, this document may only be used where it is legal to offer these securities. The information in this prospectus or the documents incorporated by reference is accurate only as of the date on the front of such documents. Our business, financial condition, results of operations and prospects may have changed since then.

 TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
DOCUMENTS INCORPORATED BY REFERENCE	2
CAUTION REGARDING FORWARD-LOOKING INFORMATION	3
OFFER STATISTICS AND EXPECTED TIMETABLE	4
THE PARTNERSHIP	4
DESCRIPTION OF CAPITAL STRUCTURE	4
RISK FACTORS	5
REASON FOR THE OFFER AND USE OF PROCEEDS	5
DESCRIPTION OF THE LP UNITS	5
PLAN OF DISTRIBUTION	6
SELLING UNITHOLDERS	7
SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES	7
LEGAL MATTERS	8
EXPERTS	8
EXPENSES	9

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that the Partnership filed with the U.S. Securities and Exchange Commission (the "SEC") using a shelf registration process. Under this shelf registration process, the Partnership may sell the LP Units in one or more offerings. This prospectus provides you with a general description of the LP Units. Each time the Partnership sells the LP Units, the Partnership will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

        Before you invest, you should read both this prospectus and any applicable prospectus supplement, together with additional information incorporated by reference and described under the heading "Documents Incorporated by Reference." This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the securities that may be offered hereunder.

        Unless the context requires otherwise, when used in this prospectus, the terms "Brookfield Renewable," "we," "us" and "our" refer to the Partnership collectively with its subsidiary entities and operating entities.

        In this prospectus and any prospectus supplement, unless otherwise indicated, all dollar amounts and references to "$" or "US$" are to U.S. dollars, and all references to "C$" are to Canadian dollars.

WHERE YOU CAN FIND MORE INFORMATION

        The Partnership is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to "foreign private issuers" (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) and the Partnership will fulfill its obligations with respect to these requirements by filing or furnishing reports with the SEC. In addition, the Partnership is required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. Periodic reports and other information filed with the SEC may be inspected and copied at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding the Partnership and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that the Partnership files with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC's electronic document gathering and retrieval system. This information is also available on the Partnership's website at www.brookfieldrenewable.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of the Partnership's service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.

        As a foreign private issuer, the Partnership is exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and its officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of LP Units. In addition, the Partnership is not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, the Partnership intends to file with the SEC, as soon as practicable, and in any event within four months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. The Partnership also intends to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

 DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows the Partnership to "incorporate by reference" into this prospectus certain documents that the Partnership files with or furnishes to the SEC. This means that the Partnership can disclose important information to you by referring to those documents. Any reports filed by the Partnership with the SEC after the date of this prospectus and before the date that the offering of the LP Units by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:

  1.
  the Partnership's annual report on Form 20-F for the fiscal year ended December 31, 2013 dated March 17, 2014 (the "Annual Report"), which includes the Partnership's audited consolidated financial statements as at December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012 and 2011 and related notes, together with the independent registered chartered accountants' report thereon;

  2.
  the management's discussion and analysis of the Partnership for the years ended December 31, 2013, 2012 and 2011 (excluding the Letter to Shareholders on pages 1 and 2 therein) included as Exhibit 99.1 in the Partnership's report on Form 6-K filed on March 18, 2014;

  3.
  the unaudited interim consolidated financial statements and notes of the Partnership as at March 31, 2014 and December 31, 2013 and for the three months ended March 31, 2014 and 2013 included as Exhibit 99.2 in the Partnership's report on Form 6-K filed on May 2, 2014; and

  4.
  the management's discussion and analysis of the Partnership for the three months ended March 31, 2014 and 2013 included as Exhibit 99.3 in the Partnership's report on Form 6-K filed on May 2, 2014.

        All annual reports filed by the Partnership with the SEC on Form 20-F and any Form 6-K filed or furnished by the Partnership that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case, subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. The Partnership shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to the Partnership, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to:

        Brookfield Renewable Energy Partners L.P.
        Corporate Secretary
        73 Front Street, 5th Floor
        Hamilton HM 12
        Bermuda

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus, or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

 CAUTION REGARDING FORWARD-LOOKING INFORMATION

        This prospectus and the documents incorporated by reference in this prospectus contain certain "forward-looking statements" and "forward-looking information" within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws.

        Forward-looking statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Forward-looking statements in this prospectus and the documents incorporated by reference herein include statements regarding the quality of Brookfield Renewable's assets and the resiliency of the cash flow they will generate, Brookfield Renewable's anticipated financial performance, future commissioning of assets, contracted portfolio, technology diversification, acquisition opportunities, expected completion of acquisitions, future energy prices and demand for electricity, economic recovery, achieving long-term average generation, project development and capital expenditure costs, diversification of shareholder base, energy policies, economic growth, growth potential of the renewable asset class, the future growth prospects and distribution profile of Brookfield Renewable and Brookfield Renewable's access to capital. Forward-looking statements can be identified by the use of words such as "plans", "expects", "scheduled", "estimates", "intends", "anticipates", "believes", "potentially", "tends", "continue", "attempts", "likely", "primarily", "approximately", "endeavors", "pursues", "strives", "seeks" or variations of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information in this prospectus and the documents incorporated by reference herein are based upon reasonable assumptions and expectations, we cannot assure you that such expectations will prove to have been correct. You should not place undue reliance on forward-looking statements and information as such statements and information involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information.

        Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: our limited operating history; the risk that we may be deemed an "investment company" under the U.S. Investment Company Act; the fact that we are not subject to the same disclosure requirements as a U.S. domestic issuer; risks commonly associated with a separation of economic interest from control or the incurrence of debt at multiple levels within our organizational structure; the risk that the effectiveness of our internal controls over financial reporting could have a material effect on our business; changes to hydrology at our hydroelectric stations or in wind conditions at our wind energy facilities; the risk that counterparties to our contracts do not fulfill their obligations, and, as our contracts expire, we may not be able to replace them with agreements on similar terms; increases in water rental costs (or similar fees) or changes to the regulation of water supply; volatility in supply and demand in the energy market; our operations are highly regulated and exposed to increased regulation which could result in additional costs; the risk that our concessions and licenses will not be renewed; increases in the cost of operating our plants; our failure to comply with conditions in, or our inability to maintain, governmental permits; equipment failure; dam failures and the costs of repairing such failures; exposure to force majeure events; exposure to uninsurable losses; adverse changes in currency exchange rates; availability and access to interconnection facilities and transmission systems; health, safety, security and environmental risks; disputes, governmental and regulatory investigations and litigation; our operations could be affected by local communities; losses resulting from fraud, bribery, corruption, other illegal acts, inadequate or failed internal processes or systems, or from external events; risks relating to our reliance on computerized business systems; general industry risks relating to operating in the North American, Brazilian and European power market sectors; advances in technology that impair or eliminate the competitive advantage of our projects; newly developed technologies in which we invest not performing as anticipated; labor disruptions and economically unfavorable collective bargaining agreements; our inability to finance our operations due to the status of the capital markets; the operating and financial restrictions imposed on us by our loan, debt and security agreements; changes in our credit ratings; changes to government regulations that provide incentives for renewable energy; our inability to identify sufficient investment opportunities and complete transactions; risks related to the growth of our portfolio and our inability to realize the expected benefits of our transactions; our inability to develop existing sites or find new sites suitable for the development of greenfield projects; risks associated with the development of our generating facilities and the various types of arrangements we enter into with communities and joint venture partners; Brookfield Asset Management Inc. ("Brookfield")'s election not to source acquisition opportunities for us and our lack of access to all renewable power acquisitions that Brookfield identifies; our lack of control over our operations conducted through joint ventures, partnerships and consortium arrangements; our ability to issue equity or debt for future acquisitions and developments will be dependent on capital markets; foreign laws or regulation to which we become subject as a result of future acquisitions in new markets; the departure of some or all of Brookfield's key professionals; and other factors described in this prospectus, including those set forth under "Risk Factors".

        We caution that the foregoing list of important factors that may affect future results is not exhaustive. The forward-looking statements represent our views as of the date of this prospectus and the documents incorporated by reference herein and should not be relied upon as representing our views as of any date subsequent to such dates. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update the forward-looking statements, other than as required by applicable law. For further information on these known and unknown risks, please see "Risk Factors".

        The risk factors included in this prospectus and in the documents incorporated by reference could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this prospectus and the documents incorporated by reference.

OFFER STATISTICS AND EXPECTED TIMETABLE

        The Partnership may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of the LP Units. The actual per LP Unit price of the LP Units that the Partnership will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see "Plan of Distribution" below).

        The LP Units are listed on the NYSE under the symbol "BEP" and the TSX under the symbol "BEP.UN".

THE PARTNERSHIP

        The Partnership is a Bermuda exempted limited partnership that was established on June 27, 2011 under the provisions of the Exempted Partnerships Act 1992 of Bermuda and the Limited Partnership Act 1883 of Bermuda. The Partnership's head and registered office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and the telephone number is +1.441.295.1443.

        The Partnership owns one of the world's largest, publicly-traded, pure-play renewable power portfolios with approximately 6,500 MW of installed capacity. The portfolio comprises more than 200 hydroelectric generating stations on 72 river systems and 28 wind facilities. The portfolio is diversified across 13 power markets in Canada, the United States, Brazil, the Republic of Ireland and Northern Ireland, providing significant geographic and operational diversification.

        The Partnership holds a 50.1% limited partnership interest in Brookfield Renewable Energy L.P. ("BRELP"), a Bermuda exempted limited partnership registered under the Limited Partnership Act 1883 and the Exempted Partnerships Act 1992.

DESCRIPTION OF CAPITAL STRUCTURE

        The Partnership's authorized capital consists of an unlimited number of LP Units. As of the date of this prospectus, there were 143,304,151 LP Units outstanding (or 272,962,774 LP Units assuming the exchange of all of the redeemable/exchangeable partnership units of BRELP held by Brookfield Renewable Power Inc. ("BRPI") (the "RPUs")). The RPUs are subject to a redemption-exchange mechanism pursuant to which LP Units may be issued in exchange for RPUs on a one for one basis. See "Description of the LP Units" for further information regarding the principal rights, privileges, restrictions and conditions attaching to the LP Units.

 RISK FACTORS

        An investment in the LP Units involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors incorporated by reference from the Partnership's Annual Report, and the other information incorporated by reference in this prospectus, as updated by the Partnership's subsequent filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, and those described in the applicable prospectus supplement. For more information see "Where You Can Find More Information" and "Documents Incorporated by Reference."

REASON FOR THE OFFER AND USE OF PROCEEDS

        Unless the Partnership states otherwise in the applicable prospectus supplement accompanying this prospectus, the Partnership expects to use the net proceeds of the sale of the LP Units by the Partnership for general corporate purposes. The actual application of proceeds from the sale of any particular offering of the LP Units covered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The Partnership will not receive any proceeds from any sales of the LP Units offered by a selling unitholder.

DESCRIPTION OF THE LP UNITS

        The LP Units are non-voting limited partnership interests in the Partnership and are listed on the NYSE under the symbol "BEP" and on the TSX under the symbol "BEP.UN". For more detailed information on the LP Units and the limited partnership agreement of the Partnership, see "Memorandum and Articles of Association — Description of the LP Units and the Amended and Restated Limited Partnership Agreement of BREP" in the Partnership's Annual Report and the other information incorporated by reference in this prospectus, as updated by the Partnership's subsequent filings with the SEC that are incorporated herein by reference. Any material U.S. and Canadian federal income tax considerations related to the LP Units will be described in a prospectus supplement.

Withdrawal and Return of Capital Contributions

        Holders of the LP Units are not entitled to the withdrawal or return of capital contributions in respect of LP Units, except to the extent, if any, that distributions are made to such holders pursuant to the limited partnership agreement or upon the liquidation of the Partnership as described in the Annual Report or as otherwise required by applicable law.

Priority

        Except to the extent expressly provided in the limited partnership agreement, a holder of LP Units will not have priority over any other holder of the LP Units, either as to the return of capital contributions or as to profits, losses or distributions.

No Pre-emptive and Redemption Rights

        Unless otherwise determined by the general partner of the Partnership, in its sole discretion, holders of LP Units will not be granted any pre-emptive or other similar right to acquire additional interests in the Partnership. In addition, holders of the LP Units do not have any right to have their LP Units redeemed by the Partnership.

No Management or Control

        The Partnership's limited partners, in their capacities as such, may not take part in the management or control of the activities and affairs of the Partnership and do not have any right or authority to act for or to bind the Partnership or to take part or interfere in the conduct or management of the Partnership. Limited partners are not entitled to vote on matters relating to the Partnership, although holders of the LP Units are entitled to consent to certain matters as described in the limited partnership agreement of the Partnership which may be effected only with the consent of the holders of the percentages of outstanding LP Units specified in the partnership agreement. Each LP Unit shall entitle the holder thereof to one vote for the purposes of any approvals of holders of LP Units.

PLAN OF DISTRIBUTION

New Issues

        The Partnership may sell LP Units to or through underwriters or dealers and may also sell LP Units directly to purchasers or through agents. The distribution of LP Units may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers. In connection with the sale of LP Units, underwriters may receive compensation from the Partnership or from purchasers of LP Units for whom they may act as agents in the form of concessions or commissions.

        The prospectus supplement relating to LP Units will also set forth the terms of the offering of LP Units, including, to the extent applicable, the names of any underwriters or agents, the purchase price or prices of the offered LP Units, the offering price, the proceeds to the Partnership from the sale of the offered LP Units, the underwriting discounts and commissions and any discounts, commissions and concessions allowed or reallowed or paid by any underwriter to other dealers.

        If so indicated in the applicable prospectus supplement, the Partnership may authorize dealers or other persons acting as the Partnership's agents to solicit offers by certain institutions to purchase the offered LP Units directly from the Partnership pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable prospectus supplement which will also set forth the commission payable for solicitation of these contracts.

        Under agreements which may be entered into by the Partnership, underwriters, dealers and agents who participate in the distribution of LP Units may be entitled to indemnification by the Partnership against certain liabilities, including liabilities under securities legislation in several of the provinces and territories of Canada and in the United States, or to contribution with respect to payments which those underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Brookfield Renewable in the ordinary course of business.

        The LP Units (other than a secondary offering as detailed below) will be a new issue of securities. Certain broker-dealers may make a market in the LP Units but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the LP Units or as to the liquidity of the trading market for the LP Units.

        In connection with any underwritten offering of LP Units, the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the LP Units offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Secondary Offerings

        This prospectus may also, from time to time, relate to the offering by a selling unitholder of its LP Units. A selling unitholder may sell all or a portion of the LP Units beneficially owned by it and offered from time to time directly or through one or more underwriters, broker-dealers or agents. If the LP Units are sold through underwriters or broker-dealers, the selling unitholder will be responsible for underwriting discounts or commissions or agent's commissions. The selling unitholder may sell its LP Units in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions which may involve crosses or block transactions, as follows:

  •
  on any national securities exchange or quotation service on which the LP Units may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether such options are listed on an options exchange or otherwise;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the LP Units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling unitholder to sell a specified number of such LP Units at a stipulated price per LP Unit;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        If a selling unitholder effects such transactions by selling its LP Units to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling unitholder or commissions from purchasers of the LP Units for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of its LP Units or otherwise, the selling unitholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the LP Units in the course of hedging in positions they assume. The selling unitholder may also sell its LP Units short and deliver LP Units covered by this prospectus to close out short positions and to return borrowed securities in connection with such short sales. The selling unitholder may also loan or pledge the LP Units to broker-dealers that in turn may sell such LP Units.

        The selling unitholder may pledge or grant a security interest in some or all of the LP Units owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the LP Units from time to time pursuant to this prospectus or any prospectus supplement, amending, if necessary, the list of selling unitholders to include, pursuant to a prospectus supplement, the pledgee, transferee or other successors in interest as selling unitholders under this prospectus. The selling unitholder may also transfer and donate the LP Units in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

SELLING UNITHOLDERS

        Information about selling unitholders, where applicable, will be set forth in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in filings the Partnership makes with the SEC under the Exchange Act and incorporated by reference.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

        The Partnership is organized under the laws of Bermuda. A substantial portion of the Partnership's assets may be located outside of Canada and the United States and certain of its directors, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. The Partnership has expressly submitted to the jurisdiction of certain state and federal courts in New York and of the Ontario courts and have appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the Partnership, the Partnership's directors or the experts named in this prospectus since a substantial portion of the Partnership's assets and the assets of such persons may be located outside of Canada and the United States.

        The Partnership has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against the Partnership, the Partnership's directors or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the Partnership, the Partnership's directors or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda would give a judgment based on such a judgment as long as (i) the court had proper jurisdiction over the parties subject to the judgment; (ii) the court did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (vi) there is due compliance with the correct procedures under the laws of Bermuda.

        In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the Partnership's Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the Partnership, the Partnership's directors or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

LEGAL MATTERS

        Unless otherwise specified in any applicable prospectus supplement, the validity of the LP Units and certain other legal matters with respect to the laws of Bermuda will be passed upon, on behalf of the Partnership, by Appleby (Bermuda) Limited, Bermuda counsel to the Partnership. As of the date hereof, the partners and associates of Appleby (Bermuda) Limited beneficially own, directly or indirectly, in aggregate, less than one percent of the Partnership's securities.

EXPERTS

        The consolidated financial statements incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent registered chartered accountants, as stated in its report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

 EXPENSES

        The following are the estimated expenses of the offering of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by the Partnership.

SEC registration fee	$	*
Blue sky fees and expenses		**
Transfer agent fees		**
Printing and engraving costs		**
Legal fees and expenses		**
Accounting fees and expenses		**
Miscellaneous		**

Total	$	**

*
The Registrant is registering an indeterminate amount of securities under this Registration Statement and in accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

**
The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities.

Limited Partnership Units

C$

Prospectus Supplement

                        , 2016

Scotiabank
Barclays
HSBC
TD Securities

QuickLinks

  Filed Pursuant to Rule 424(b)(3) Registration No. 333-197485
ABOUT THIS PROSPECTUS SUPPLEMENT
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
THE PARTNERSHIP
RECENT DEVELOPMENTS
THE OFFERING
RISK FACTORS
CONSOLIDATED CAPITALIZATION
DESCRIPTION OF PARTNERSHIP CAPITAL
CONCURRENT PRIVATE PLACEMENT
PRICE RANGE AND TRADING VOLUME OF THE LP UNITS
UNDERWRITING
USE OF PROCEEDS
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
AUDITORS, TRANSFER AGENT AND REGISTRAR
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
CAUTION REGARDING FORWARD-LOOKING INFORMATION
OFFER STATISTICS AND EXPECTED TIMETABLE
THE PARTNERSHIP
DESCRIPTION OF CAPITAL STRUCTURE
RISK FACTORS
REASON FOR THE OFFER AND USE OF PROCEEDS
DESCRIPTION OF THE LP UNITS
PLAN OF DISTRIBUTION
SELLING UNITHOLDERS
SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
LEGAL MATTERS
EXPERTS
EXPENSES